Exhibit 10.76

PURCHASE AGREEMENT

BY AND AMONG

MICROEDGE HOLDINGS, LLC,

THE SELLERS LISTED ON THE SIGNATURE PAGES HERETO,

VFF I AIV I, L.P. AS SELLERS’ REPRESENTATIVE,

AND

BLACKBAUD, INC.

DATED AS OF AUGUST 30, 2014

TABLE OF CONTENTS

Page
LIST OF EXHIBITS AND SCHEDULES	IV
PURCHASE AGREEMENT	1

ARTICLE 1 DEFINITIONS		3
1.1	DEFINITIONS	3
1.2	CROSS REFERENCES	12

ARTICLE 2 PURCHASE AND SALE OF EQUITY INTERESTS		15
2.1	PURCHASE AND SALE OF EQUITY INTERESTS	15
2.2	PURCHASE PRICE	15
2.3	CLOSING TRANSACTIONS	16
2.4	REPAID INDEBTEDNESS; SELLERS’ TRANSACTION EXPENSES	16
2.5	WORKING CAPITAL AND CASH ADJUSTMENT	17
2.6	PURCHASE PRICE ALLOCATION	20

ARTICLE 3 CONDITIONS TO CLOSING		20
3.1	CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND THE COMPANY	20
3.2	CONDITIONS TO PURCHASER’S OBLIGATIONS	21

ARTICLE 4 COVENANTS PRIOR TO CLOSING		23
4.1	AFFIRMATIVE COVENANTS	23
4.2	NEGATIVE COVENANTS OF THE COMPANY GROUP	24
4.3	EXCLUSIVITY	26
4.4	COMMERCIALLY REASONABLE EFFORTS	26
4.5	REGULATORY APPROVAL	26
4.6	CONTACT WITH CUSTOMERS AND SUPPLIERS	27
4.7	CONSENTS	28
4.8	PRE-CLOSING REORGANIZATION	28
4.9	AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BLOCKERS	28
4.10	NOTICE OF CERTAIN EVENTS	29
4.11	TAX AMOUNT	30

ARTICLE 5 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP		30
5.1	ORGANIZATION AND POWER	30
5.2	AUTHORIZATION	30
5.3	EQUITY INTERESTS; SUBSIDIARIES	31
5.4	ABSENCE OF CONFLICTS	32
5.5	FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES	32
5.6	ABSENCE OF CERTAIN DEVELOPMENTS	33
5.7	REAL PROPERTY	33
5.8	TITLE TO TANGIBLE ASSETS	34

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5.9	CONTRACTS AND COMMITMENTS	34
5.10	PROPRIETARY RIGHTS	35
5.11	PRIVACY; DATA SECURITY	40
5.12	GOVERNMENTAL LICENSES AND PERMITS	41
5.13	LITIGATION; PROCEEDINGS	41
5.14	COMPLIANCE WITH LAWS	41
5.15	EMPLOYEES; LABOR MATTERS	41
5.16	EMPLOYEE BENEFIT PLANS	42
5.17	TAX MATTERS	44
5.18	BROKERAGE	45
5.19	AFFILIATE TRANSACTIONS	45
5.20	INSURANCE	45
5.21	CERTAIN PAYMENTS	45
5.22	COMPLIANCE WITH SANCTIONS LAWS	46
5.23	BOOKS AND RECORDS	46
5.24	ENVIRONMENTAL, HEALTH AND SAFETY MATTERS	46
5.25	INTERCOMPANY ACCOUNTS	46
5.26	DISCLAIMER	47

ARTICLE 6 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS, VISTA BLOCKER AND BREGAL BLOCKER		47
6.1	DUE ORGANIZATION, POWER AND GOOD STANDING	47
6.2	AUTHORIZATION OF TRANSACTIONS	48
6.3	ABSENCE OF CONFLICTS	48
6.4	LITIGATION	48
6.5	BROKERAGE	48
6.6	OWNERSHIP	48
6.7	VISTA BLOCKER	49
6.8	BREGAL BLOCKER	50
6.9	BLOCKER TAX MATTERS	51

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER		52
7.1	ORGANIZATION AND POWER	52
7.2	AUTHORIZATION	52
7.3	ABSENCE OF CONFLICTS	53
7.4	GOVERNMENTAL AUTHORITIES AND CONSENTS	53
7.5	LITIGATION	53
7.6	BROKERAGE	53
7.7	FINANCING	53

ARTICLE 8 TERMINATION		20
8.1	TERMINATION	54
8.2	EFFECT OF TERMINATION	54

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ARTICLE 9 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		55
9.1	INDEMNIFICATION	55
9.2	MUTUAL ASSISTANCE	60
9.3	PRESS RELEASE AND ANNOUNCEMENTS; CONFIDENTIALITY	60
9.4	EXPENSES	61
9.5	FURTHER ASSURANCES	62
9.6	TRANSFER TAXES; RECORDING CHARGES	62
9.7	DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE	62
9.8	TAX MATTERS.	63
9.9	DISPUTES; ARBITRATION PROCEDURE	68
9.1	RELEASE	68
9.11	SELLERS’ REPRESENTATIVE	69
9.12	DISCLOSURE SCHEDULES	70
9.13	RETENTION OF BOOKS AND RECORDS	70
9.14	RESTRICTED ACTIVITIES	71
9.15	280G SHAREHOLDER VOTE	71

ARTICLE 10 MISCELLANEOUS		72
10.1	AMENDMENT AND WAIVER	72
10.2	NOTICES	72
10.3	ASSIGNMENT	73
10.4	SEVERABILITY	73
10.5	NO STRICT CONSTRUCTION	74
10.6	CAPTIONS	74
10.7	NO THIRD-PARTY BENEFICIARIES	74
10.8	COMPLETE AGREEMENT	74
10.9	COUNTERPARTS	74
10.1	GOVERNING LAW AND JURISDICTION	75
10.11	ATTORNEY-CLIENT PRIVILEGE AND CONFLICT WAIVER	75
10.12	WAIVER OF JURY TRIAL	75
10.13	SPECIFIC PERFORMANCE	75

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LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B	Distribution Waterfall
Exhibit C	Form of Purchaser Closing Certificate
Exhibit D	Form of Company Closing Certificate

Schedules	Referenced in:
Distribution Waterfall Schedule	Section 1.1
Governmental Licenses Schedule	Sections 1.1 and 5.12
Permitted Liens Schedule	Section 1.1
Key Employee Arrangements Schedule	Sections 1.1 and 4.1(b)
Working Capital Schedule	Sections 1.1 and 2.5(b)
Equity Interests Schedule	Sections 2.1, 5.3 and 6.6
Repaid Indebtedness Schedule	Section 2.4
Transaction Expenses Schedule	Section 2.4
Required Consents Schedule	Section 3.2(e)
Key Employees Schedule	Section 4.1(b)
Company Negative Covenants Schedule	Section 4.2
Required Consents Schedule	Section 4.6
Blocker Negative Covenants Schedule	Section 4.9
Entity Organization Schedule	Sections 5.1 and 5.3
Subsidiaries Schedule	Section 5.3
Material Restrictions Schedule	Sections 5.4
Financial Statements Schedule	Section 5.5(a)
Liabilities Schedule	Section 5.5(c)
Developments Schedule	Section 5.6
Leased Real Property Schedule	Sections 5.7(a) and 5.7(b)
Contracts Schedule	Section 5.9
Proprietary Rights Schedule	Sections 5.10(a) and 5.10(b)
Litigation Schedule	Section 5.13
Compliance Schedule	Section 5.14

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Employees Schedule	Section 5.15
Employee Benefits Schedule	Sections 5.16(a) and 5.16(c)
Taxes Schedule	Sections 5.17(a), 5.17(b) and 5.17(c)
Brokerage Schedule	Sections 5.18 and 6.5
Affiliate Transactions Schedule	Section 5.19
Insurance Schedule	Section 5.20
Intercompany Accounts Schedule	Section 5.27
Vista Blocker Capitalization Schedule	Section 6.7(c)
Bregal Blocker Capitalization Schedule	Section 6.8(c)
Blocker Taxes Schedule	Sections 6.9(a), 6.9(b) and 6.9(c)
Purchaser Material Restrictions Schedule	Section 7.3
Purchaser Brokerage Schedule	Section 7.6
Applicable Percentage Schedule	Section 9.1(a)(i)
Special Indemnity Schedule	Section 9.1(a)(i)(G)

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 30, 2014, by and among Microedge Holdings, LLC, a Delaware limited liability company (the “Company”), Blackbaud, Inc., a Delaware corporation (“Purchaser”), each of the MIU Holders listed on the signature pages hereto, VFF I AIV I, L.P., a Delaware limited partnership (“Vista AIV”), VFF I AIV I-A, L.P., a Delaware limited partnership (the “Vista Seller”), Bregal Sagemount I L.P., a Jersey (Channel Islands) limited partnership (the “Bregal Seller” and, together with the MIU Holders, Vista AIV, and the Vista Seller, each a “Seller” and collectively, the “Sellers”), and Vista AIV (“Sellers’ Representative”), solely in its capacity as the representative of the Sellers appointed pursuant to Section 9.11. Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in Article 1 hereof.
RECITALS

A.WHEREAS, on the date hereof and prior to the consummation of the transactions described in the Recitals below, (i) Vista AIV, BRC Hold I, Inc., a Delaware corporation (“Bregal Blocker”), and the MIU Holders collectively hold 100% of the issued and outstanding Units of the Company (which consist of certain “Common Units” (as defined in the Company LLC Agreement) held by Vista AIV, certain “Preferred Units” (as defined in the Company LLC Agreement) held by Bregal Blocker, and certain MIUs held by the MIU Holders), (ii) Vista AIV holds 10 Class A Units (as defined in the Intermediate LLC Agreement) of Microedge Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), which constitute approximately 1% of the issued and outstanding equity interests of Intermediate, and (iii) the Company holds 990 Class B Units (as defined in the Intermediate LLC Agreement) of Intermediate, which constitute approximately 99% of the issued and outstanding equity interests Intermediate;
B.WHEREAS, the Vista Seller holds 100% of the issued and outstanding shares of capital stock of Vista Blocker (the “Vista Shares”);
C.WHEREAS, the Bregal Seller holds 100% of the issued and outstanding shares of capital stock of Bregal Blocker (the “Bregal Shares”);
D.WHEREAS, immediately prior to the Closing, Vista AIV shall contribute to the Company 10 Class A Units of Intermediate, which constitute all of the equity interests Vista AIV holds in Intermediate, in exchange for additional Common Units in the Company;
E.WHEREAS, immediately prior to the Closing, Vista AIV shall distribute a certain percentage of its interest in the Company (estimated in good faith by Vista Seller as of the date hereof to be 37%) to Vista Blocker in complete redemption of Vista Blocker’s interest in Vista AIV;

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F.WHEREAS, immediately following the transactions described in Recital D and Recital E above, (i) Vista Blocker, Vista AIV, Bregal Blocker, and the MIU Holders shall collectively hold 100% of the issued and outstanding Units of the Company and (ii) the Company shall hold 10 Class A Units of Intermediate and 990 Class B Units of Intermediate, which collectively constitute 100% of the outstanding equity interests of Intermediate (the transactions described in Recital D, Recital E and this Recital F, the “Pre-Closing Reorganization”);
G.WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from the Vista Seller and the Vista Seller desires to sell to Purchaser the Vista Shares;
H.WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from the Bregal Seller and the Bregal Seller desires to sell to Purchaser the Bregal Shares;
I.WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Vista AIV and Vista AIV desires to sell to Purchaser the Units held by Vista AIV;
J.WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from the MIU Holders and the MIU Holders desire to sell, severally and not jointly, to Purchaser the MIUs held by the MIU Holders;
K.WHEREAS, immediately following the consummation of the transactions contemplated by this Agreement, (i) Purchaser shall hold 100% of the Vista Shares and the Bregal Shares and (ii) Vista Blocker, Bregal Blocker, and Purchaser shall collectively hold 100% of the issued and outstanding Units of the Company;
L.WHEREAS, in connection with the transactions contemplated hereby, the Purchaser and Vista Equity Partners III, LLC (“VEP III”) shall enter into a letter agreement, dated as of the Closing Date, in the form mutually agreed to by such parties as of the date hereof, to govern certain actions of VEP III and certain of its Affiliates following the Closing (the “Vista Letter Agreement”); and
M.WHEREAS, the Company, the Sellers and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and also to prescribe various conditions to the Closing of the transactions contemplated by this Agreement, as set forth in, and subject to the provisions of, this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE 1    DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms have the meanings set forth below.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “controlled” and “controlling” have meanings correlative thereto.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any combined, consolidated or unitary group defined under state, local or foreign income Tax law).
“Business” means the business of the Company Group as currently conducted as of the date hereof.
“Business Day” shall mean any day on which commercial banks are open for business in New York City, New York.
“Cash” means the aggregate amount of all cash and cash equivalents (including marketable securities, short term investments, liquid instruments, petty cash, deposits in transit to the extent there has been a reduction of receivables on account therefor, the amount of any received and uncleared checks, wires or drafts, but not including the amount of any issued but uncleared checks, wires or drafts).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Group” means the Company and its Subsidiaries.
“Company Indebtedness” means, at any date, without duplication: (i) all obligations of the Company Group for borrowed money, (ii) all obligations in respect of letters of credit, to the extent drawn and (iii) any accrued interest, prepayment penalties and other fees related to any of the foregoing (in each case, excluding any inter-company obligations for borrowed money, trade payables, accounts payable, current and long term deferred rent and any other current liabilities taken into account in the determination of Working Capital).
“Company Intellectual Property” means any and all Company Owned Intellectual Property together with the Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” means any and all Proprietary Rights owned by any third party and licensed or sublicensed (or with respect to which a covenant not to be sued has been granted) to any member of the Company Group.
“Company LLC Agreement” means the amended and restated limited liability company agreement of the Company as currently in effect.

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“Company Owned Intellectual Property” means any and all Proprietary Rights owned, or held out as being owned, by any member of the Company Group.
“Company Owned Software” means all Software included in the Company Owned Intellectual Property.
“Company Personnel” means any current or former employee, officer, consultant or director of any member of the Company Group.
“Company Source Code” means source code for which the Proprietary Rights therein are part of the Company Owned Intellectual Property.
“Confidential Information” means any confidential or proprietary information of or concerning the Purchaser, any member of the Company Group, this Agreement and the transactions contemplated hereby, that is not already generally available to the public; provided, that Confidential Information shall not include: (a) information that at the time of disclosure is generally available to the public or is otherwise available to the receiving party other than on a confidential basis; (b) information that, after disclosure, becomes generally available to the public by publication or otherwise through no fault of the receiving party; or (c) information disclosed to the receiving party by a third party not under an obligation of confidentiality to the disclosing party.
“Contract” means any legally binding mortgage, indenture, lease, contract, covenant or other agreement, instrument, undertaking or commitment, permit, concession, franchise or license.
“Covered Tax” of any Person means any (A) Tax of such Person incurred with respect to a Pre-Closing Tax Period; (B) liability of such Person for the payment of any Tax imposed as a result being or of having been before the Closing a member of an Affiliated Group and (C) liability of such Person for the payment of any amount as a result of being party to any Tax Sharing Agreement. For purposes of the determination of the Covered Tax described in clause (A) in respect of a Straddle Period, the principles set forth in Section 9.8(d) shall control.
“Customer” means a customer of the Business.
“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall Schedule” attached hereto as Exhibit B, which shall be updated as necessary by the Company prior to the Closing.
“Dollars” or “$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names and uniform resource locators (URLs).

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning

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human health and safety (as it relates to exposure to Hazardous Materials), pollution or protection of the environment, as the foregoing are enacted and in effect, on the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Equity Interests” means the Units held by Vista AIV, the MIUs held by the MIU Holders, the Bregal Shares held by the Bregal Seller and the Vista Shares held by the Vista Seller.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit A.
“GAAP” means generally accepted accounting principles, consistently applied, in the United States.
“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state or local.
“Governmental Licenses” means all permits, licenses, franchises, registrations, certificates, approvals and other authorizations obtained from any Governmental Authority, including those listed on the “Governmental Licenses Schedule”.
“Hazardous Materials” means all hazardous substances, wastes, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, and related materials, including any such materials defined, listed, regulated or identified under or described in any Environmental Laws because of their dangerous or deleterious properties (including, by way of example and without limitation, spent solvents, PCBs, urea-formaldehyde, radon, lead or lead based paints or materials, asbestos and asbestos containing materials).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, together with all rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money, whether funded, secured or unsecured, (ii) all obligations of such Person evidenced by notes, debentures or similar instruments, (iii) all obligations of such Person for the deferred purchase price of property or services (excluding ordinary trade accounts payable), (iv)  all obligations of such Person in respect of letters of credit, to the extent drawn, (v) all obligations of such Person in respect of interest rate caps, swaps or other similar derivative instruments, including any related breakage fees or charges, (vi) guarantees by such Person of obligations of the types described in clauses (i) through (vi) above of any other Person, and (vii) any accrued interest and fees related to any of the foregoing.
“Indemnity Escrow Amount” means cash in the amount of sixteen million Dollars ($16,000,000) plus the Tax Amount.

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“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited into escrow pursuant to the Escrow Agreement.
“Initial Purchase Price” means (i) one hundred sixty million Dollars ($160,000,000), plus (ii) the aggregate amount of all Estimated Cash held by the Company Group as of the close of business on the day prior to the Closing Date, minus (iii) the Transaction Expenses (to the extent not paid by the Company Group prior to the Closing) minus (iv) the Repaid Indebtedness (to the extent not paid by the Company Group prior to the Closing), minus (v) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.5(a), is less than Target Working Capital (a “Downward Closing Working Capital Adjustment”), plus (vi) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.5(a), is greater than Target Working Capital (an “Upward Closing Working Capital Adjustment”).
“Intermediate LLC Agreement” means the limited liability company agreement of Intermediate as currently in effect.
“IT Assets” means any and all computers, Software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation.
“Key Employee Arrangements” means the employment agreements by and between Purchaser and the employees set forth on the “Key Employee Arrangements Schedule.”
“Knowledge” means (i) in the case of Purchaser, the actual knowledge of the chief executive officer and president or chief financial officer (or persons serving in similar capacities) of such Person, after reasonable inquiry, (ii) in the case of the Company, the actual knowledge of Kristin Nimsger, Todd Laddusaw, Scott Adkins, Joel Martins, Phil Montgomery, and Charles Vanek (collectively, the “Knowledge Persons”), after reasonable inquiry (it being understood and agreed that “reasonably inquiry” shall mean such Knowledge Persons making inquiry of their direct subordinates), (iii) in the case of an individual, the actual knowledge of such individual, after reasonable inquiry, and (iv) in the case of any other Person that is not Purchaser, the Company or an individual, the actual knowledge of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person, after reasonable inquiry.

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“Leased Real Property” means all of the right, title and interest of the Company Group under all written leases, subleases, licenses, concessions and other agreements, pursuant to which any member of the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, or other interest in real property which is used in the operation of the Business.
“Legal Proceeding” means any action, suit, claim, proceeding, dispute, audit, examination or investigation of any nature, in each case that is by or before any Governmental Authority.
“Liens” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance, lien, easement, charge, or any other similar adverse claim of any kind in respect of such property or asset.
“Material Adverse Effect” means any fact, event, circumstance, change, occurrence, development or effect (collectively, “Events”) that, individually, has, or would reasonably be excepted to have, a material and adverse effect upon the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise) or operating results of the Company Group, taken as a whole; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse Event arising from or relating to (i) general industry or economic conditions, including such conditions related to the Business that do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (ii) the effect of any change that generally affects any industry in which any member of the Company Group operates that does not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (iii) any failure by any member of the Company Group to meet its internal financial projections, estimates or budgets (provided, that this clause (iii) shall not prevent a determination that any effect or change underlying such failure has resulted in or would reasonably be expected to result in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (iv) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, in each case, that do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (v) changes in GAAP, (vi) changes in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vii) changes in law, rules, regulations, orders or other binding directives issued by any governmental entity that do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (viii) any action taken by Purchaser or its Affiliates or any omission by Purchaser or its Affiliates of any action contemplated by this Agreement, (ix) any action taken by any member of the Company Group or any omission to act by any member of the Company Group, in each case, that is required by the terms of this Agreement or was otherwise taken (or not taken) with the written consent of or at the written request of Purchaser or any of its Affiliates, or (x) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder.

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“MIUs” means “Management Incentive Units” (as defined in the Company LLC Agreement) of the Company.
“MIU Agreement” means a Management Incentive Unit Agreement between the Company and an MIU Holder.
“MIU Holder” means a holder of MIUs.
“Open Source Software” means Software that is, contains or is derived from Software that is: (i) subject to open source licensing or distribution models, as identified by the Open Source Initiative or Free Software Foundation, or (ii) distributed as freeware, shareware or open source Software, or under similar licensing or distribution models that: (a) require the licensing, disclosure or distribution of source code to any other Person; (b) prohibit or limit the receipt of consideration in connection with licensing or distributing any Software; (c) allow any Person to decompile, disassemble or reverse engineer any Software; or (d) require the licensing or distribution of any Software to any other Person for the purpose of making derivative works.
“Owned Software” means any and all Software that is owned by a member of the Company Group.
“Order” means (a) a statute, rule, or regulation, or (b) executive order, decree, injunction, judgment, or other order (whether temporary, preliminary or permanent), in each case with respect to clause (b), entered by or with any Governmental Authority.
“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, or bylaws relating to the legal organization of such Person.
“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which would not, individually or in the aggregate, have a Material Adverse Effect, (ii) easements, covenants, conditions, rights‑of‑way, restrictions and other similar charges and encumbrances of record and other title defects not interfering materially with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith, and for which reserves have been established in accordance with GAAP, (iv) Liens identified on title policies or preliminary title reports or other documents or writings included in the public records, (v) restrictions on the ownership or transfer of securities arising under applicable laws, (vi) pledges or deposits under workers’ compensation legislation, unemployment insurance or similar applicable laws, (vii) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby, (viii) non-exclusive licenses of Proprietary Rights granted in the ordinary course of business or (ix) any other Liens set forth on the “Permitted Liens Schedule.”

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“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity or Governmental Authority.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Proprietary Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) inventions, whether patentable or not, invention disclosures, inventories, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, specifications, blueprints, devices, methods, techniques, processes, know-how, proprietary information, customer lists and other data pertaining to customers, shop rights, technology, technical information, business methods, (ii) patents and patent applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world (“Patents”), (iii) trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, brand names, slogans, logos and trade dress, and other indicia of source, sponsorship, affiliation or approval, together with all goodwill associated therewith throughout the world, and Domain Names, (iv) copyrights, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however dominated, (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and Confidential Information including databases and data collections and all rights therein (“Trade Secrets”), (vi) mask works, mask work registrations and applications, and all other rights corresponding thereto throughout the world, (vii) industrial designs; (viii) Software; (ix) rights of publicity and privacy and (x) any similar or equivalent rights to any of the foregoing (as applicable).
“Restricted Business” means (i) the design, development, marketing, licensing, leasing, rental or sale of products and/or services in respect of software, software applications, internet applications, donor research and management, prospective donor analysis, business performance analytics, payment processing, or e-commerce solutions, or, in each case, consulting with respect thereto, (ii) to non-profit organizations, associations, foundations, corporations, government agencies, donors, advisors, or financial institutions, and (iii) in connection with such organizations’ charitable fundraising, e-commerce, accounting and financial management activities, donor management, corporate social responsibility program management, volunteer management, charitable event management, charitable mission / case / outcomes management or grant (or other charitable currency) management (including investing, managing and awarding such currency).

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“Restricted Territory” means North America, Europe, Australia, New Zealand and any other geographic territory in which Restricted Business is conducted.
“Restricted Period” means the three (3) year period immediately following the Closing Date; provided, that if that is not enforceable, it shall mean the two (2) year period immediately following the Closing Date; provided, that if that is not enforceable, it shall mean the one (1) year period immediately following the Closing Date.
“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) development and design tools, library functions and compilers; (iv) technology supporting Internet, intranet, wireless and mobile sites (including SMS, MMS, SIML, WAP and any other mobile communications methods, protocols or platforms); (v) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (vi) all documentation including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Target Working Capital” means negative $(15,505,000).
“Tax” means any tax of any kind, including any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add‑on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, or employee or other withholding tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Amount” means the combined liability of Vista Blocker and Bregal Blocker for federal, state, and local income Taxes for its taxable year ending on and including the Closing Date with respect to “advance payments” (within the meaning of Rev. Proc. 2004-34, 2004-1 C.B. 991 (the “Rev. Proc.”)) accelerated into such taxable year in accordance with Section 5.02(5) of the Rev. Proc. as a result of the transactions contemplated by this Agreement. For this purpose, all other items of income, gain, loss, or deduction of Vista Blocker and Bregal Blocker shall be disregarded, other than items incurred by or allocable to Vista Blocker or Bregal Blocker in conjunction with or otherwise as a result of the transactions contemplated by this Agreement (including, without limitation, the deductible portion of any Transaction Expenses), as determined in accordance with Section 4.11.

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“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.
“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding, in each case, any such agreement or arrangement that does not relate to income Taxes, is entered into in the ordinary course of business and is not primarily related to Taxes).
“Transaction Expenses” means, collectively, (a) the amount of the unpaid fees, commissions or expenses that have been incurred on or prior to the Closing Date on behalf of the Company Group and/or the Sellers in connection with the preparation, negotiation and execution of this Agreement and/or the consummation or performance of any of the transactions contemplated by this Agreement and the agreements contemplated hereby, including (i) the fees and expenses of any broker, investment banker or financial advisor, any legal, accounting and consulting fees and expenses, (ii) any stay, retention, sale, change of control payment made or required to be made to any current or former director, officer, employee, contractor, consultant, agent, vendor or customer as a result of, or in connection with, this Agreement and the transactions contemplated hereby and any employer portion of any payroll Taxes attributable thereto and (iii) any costs and expenses incurred in connection with obtaining one or more “tail” directors’ and officers’ liability policies in accordance with Section 9.7, and (b) the amount of any management or consulting fees payable to Vista Seller, Bregal Seller or any of their respective Affiliates incurred on behalf of the Company Group that are accrued but unpaid as of the Closing Date.
“Units” shall have the meaning ascribed thereto in the Company LLC Agreement.
“Vista Blocker” means VFF I AIV I Corp., a Delaware corporation and a direct holder of certain partnership interests of Vista AIV immediately prior to the Pre-Closing Reorganization.
“Working Capital” is defined in, and shall be calculated in accordance with the formula, policies and procedures set forth on, the “Working Capital Schedule”.
“Working Capital Escrow Amount” means cash in the amount of five hundred thousand Dollars ($500,000).

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“Working Capital Escrow Fund” means the Working Capital Escrow Amount deposited into escrow pursuant to the Escrow Agreement.
1.2    Cross References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Accounting Arbitrator	2.5(c)(ii)
Accrued Interest	2.5(d)
Actual Cash	2.5(b)
Actual Working Capital	2.5 (b)
Agreement	Preamble
Antitrust Law	4.5(a)
Applicable Percentage	9.1(a)(i)
Audited Financial Statements	5.5(a)(i)
Blocker	4.9
Bregal Blocker	Recitals
Bregal Seller	Preamble
Bregal Shares	Recitals
Closing	2.3
Closing Date	2.3
Closing Payment Amount	2.2(b)
Company	Preamble
Company Privacy Obligations	5.11
Company Privacy Policies	5.11
Confidentiality Agreement	9.3(a)
Clients	9.14(b)
D&O Beneficiary	9.7(b)
D&O Claim	9.7(b)
D&O Insurance	9.7(b)
Dispute Notice	2.5(c)(ii)
Downward Closing Working Capital Adjustment	1.1
Employee Pension Plans	5.16(a)
Employee Plans	5.16(d)
Employee Welfare Plans	5.16(a)
Estimated Cash	2.5(a)
Estimated Working Capital	2.5(a)
Events	1.1
Final Cash	2.5(c) and 2.5(d)
Final Working Capital	2.5(c) and 2.5(d)

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Term	Section
Financial Statements	5.5
Fundamental Representations	9.1(a)(iv)
General Indemnification Cap	9.1(a)(v)(A)
General Survival Date	9.1(e)
Indemnification Basket	9.1(a)(v)(B)
Indemnified Party	9.1(c)(i)
Indemnifying Party	9.1(c)(i)
Interim Financial Statements	5.5(a)(ii)
Intermediate	Recitals
IP Registrations	5.10(a)
Loss	9.1(a)(i)
Multiemployer Plan	5.16(b)
Official	5.21
Other Plans	5.16(a)
Outside Date	8.1(d)
Patents	1.1
Permitted Recipients	9.3(b)
Pre-Closing Reorganization	Recitals
Pre-Closing Tax Period	9.8(d)
Proceeding	9.1(c)(i)
Purchase Price Allocation	2.6
Purchaser	Preamble
Purchaser Indemnitees	9.1(a)(i)
Registered Proprietary Rights	5.10(a)
Released Claims	9.10
Released Party	9.10
Remedial Action	4.5
Repaid Indebtedness	2.4
Restricted Seller	9.14
Sanctions	5.22
Schedule	9.12
Seller Indemnitors	9.1(a)(i)
Sellers	Preamble
Seller Parties	10.11

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Term	Section
Sellers’ Representative	Preamble
Sellers’ Representative Expense Fund	9.11
Shortfall Amount	2.5(d)
Straddle Period	9.8(d)
Straddle Period Taxes	9.8(e)
Stub Period Balance Sheet	5.5((a)(ii)
Suppliers	9.14(b)
Surplus Amount	2.5(d)
Survival Date	9.1(a)(iv)
Tax Matter	9.8(c)(ii)
Tax Representations	9.1(a)(iv)
Trade Secrets	1.1
Transfer Taxes	9.6
Upward Closing Working Capital Adjustment	1.1
Vista	9.3(b)
Vista AIV	Preamble
Vista Confidential Information	9.3(b)
Vista Letter Agreement	Recitals
Vista Seller	Preamble
Vista Shares	Recitals
VSOPs	9.3(b)

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ARTICLE 2
PURCHASE AND SALE OF EQUITY INTERESTS

2.1    Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, (i) Vista AIV shall sell to Purchaser, and Purchaser will purchase from Vista AIV, (x) all of the Units of the Company less (y) the Units of the Company distributed by Vista AIV to Vista Blocker as described in clause E of the recitals of this Agreement, which shall constitute all of the Units of the Company held by Vista AIV, (ii) each MIU Holder shall sell to Purchaser, and Purchaser will purchase from each MIU Holder, severally and not jointly, the number of MIUs of the Company set forth across from such MIU Holder’s name on the “Equity Interests Schedule,” (iii) the Vista Seller shall sell to Purchaser, and Purchaser will purchase from the Vista Seller the Vista Shares, and (iv) the Bregal Seller shall sell to Purchaser, and Purchaser will purchase from the Bregal Seller, the Bregal Shares; in each case, free and clear of all Liens (other than any restrictions under the Securities Act and state securities laws or Liens created by or resulting from actions of Purchaser).
2.2    Purchase Price.
(a)    The aggregate purchase price to be paid by Purchaser to the Sellers for the Equity Interests shall be an amount equal to the Initial Purchase Price.
(b)    At the Closing, Purchaser shall pay, or cause to be paid, the Initial Purchase Price less (i) the Working Capital Escrow Amount, and (ii) the Indemnity Escrow Amount (such difference, the “Closing Payment Amount”) to the Sellers’ Representative (for the benefit of the Sellers in accordance with the Distribution Waterfall) by wire transfer of immediately available funds to an account or accounts designated by the Sellers’ Representative in writing on or prior to the Closing Date. The Closing Payment Amount, less (A) the portion of any expenses to be paid by the Sellers’ Representative in accordance with Section 9.4 attributable to the Sellers (which portion shall be based on the Distribution Waterfall), and (B) the aggregate portion of the Sellers’ Representative Expense Fund attributable to the Sellers as set forth on the Distribution Waterfall, shall be paid by the Sellers’ Representative to the Sellers in accordance with the Distribution Waterfall promptly following the Closing. In the event that a payment to an MIU Holder would otherwise be deferred pursuant to the terms of an MIU Agreement entered into by such MIU Holder with the Company, such payment will be withheld by Purchaser at the Closing and shall not be paid by Purchaser to such MIU Holder unless and until such MIU Holder becomes entitled to such payment pursuant to the terms and conditions of such MIU Agreement. In the event any such MIU Holder does not become entitled to such payment, Purchaser shall remit such payment to the Sellers’ Representative (for the benefit of the Sellers in accordance with the Distribution Waterfall) by wire transfer of immediately available funds to an account or accounts previously designated by the Sellers’ Representative in writing.
(c)    At the Closing, Purchaser shall deposit the Working Capital Escrow Amount and the Indemnity Escrow Amount with the Escrow Agent. The Working Capital Escrow Amount and the Indemnity Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of

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the Escrow Agreement and shall be released in accordance with the terms of this Agreement and the Escrow Agreement.
2.3    Closing Transactions.
(a)    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, California, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), or at such other place or on such other date as is mutually agreeable to Purchaser and the Sellers’ Representative; provided that such closing shall not occur prior to October 1, 2014. The date of the Closing is referred to herein as the “Closing Date.”
(b)    Closing Deliveries. Subject to the conditions set forth in this Agreement, at or prior to the Closing:
(i)    Purchaser shall deliver (A) the Closing Payment Amount to the Sellers’ Representative, and (B) the Working Capital Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent, in each case, pursuant to Section 2.2(b);
(ii)    Purchaser shall deliver all other items required to be delivered by Purchaser at the Closing as specified in Section 3.1;
(c)    Purchaser shall repay, or cause to be repaid, on behalf of the Company Group, the Repaid Indebtedness, and the Company shall deliver to Purchaser the appropriate pay off letters; and
(d)    each Seller shall deliver to Purchaser stock or membership interest certificates, as applicable, representing all of the Equity Interests held by such Seller, solely to the extent such Equity Interests are certificated, endorsed in blank or accompanied by duly executed assignment documents, or affidavit(s) of loss in lieu thereof, and all other items specified in Section 3.2 to be delivered to Purchaser at the Closing.
2.4    Repaid Indebtedness; Sellers’ Transaction Expenses. It is contemplated by the parties that, upon the Closing, all Company Indebtedness, which is listed on the “Repaid Indebtedness Schedule” (to the extent not paid by the Company Group prior to Closing) (the “Repaid Indebtedness”), will be fully repaid and that such repayment will be funded by Purchaser. In order to facilitate such repayment, prior to the Closing, the Company Group shall obtain payoff letters for the Repaid Indebtedness, which payoff letters shall acknowledge the aggregate principal amount and all accrued but unpaid interest constituting the Repaid Indebtedness. In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Sellers’ Transaction Expenses (to the extent not paid by the Company Group prior to the Closing), which shall be set forth on the “Transaction Expenses Schedule”, will be fully paid, and that such payment will be funded by Purchaser. Sellers shall cause to be delivered to Purchaser, no later than one (1) Business Day prior to the Closing, the “Repaid Indebtedness Schedule” and the “Transaction Expenses Schedule”, in each case which shall set forth payees, amounts to be paid to each payee, and wire instructions for each payee to facilitate the repayment of the Repaid Indebtedness and payment of the Sellers’ Transaction Expenses. Subject to the satisfaction of the Company Group’s

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conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Purchaser shall make payment of the Sellers’ Transaction Expenses (to the extent not paid by the Company Group prior to the Closing) on the Closing Date in order to discharge the amounts payable thereunder.
2.5    Working Capital and Cash Adjustment.
(a)    Determination of Closing Adjustment. No later than one (1) Business Day prior to the Closing, the Company shall provide Purchaser with its good faith estimate of Working Capital as of the close of business on the day prior to the Closing Date (“Estimated Working Capital”), its good faith estimate of the aggregate amount of all Cash of the Company Group as of the close of business on the day prior to the Closing Date (“Estimated Cash”), and the amount, if any, by which the Initial Purchase Price is to be adjusted as a result thereof.
(b)    Determination of Post-Closing Adjustment. No later than 90 days following the Closing, Purchaser shall deliver to the Sellers’ Representative the calculation of the actual Working Capital as of the close of business on the day prior to the Closing Date (“Actual Working Capital”) (prepared in accordance with the “Working Capital Schedule”) and a calculation of the actual Cash of the Company Group as of the close of business on the day prior to the Closing Date (“Actual Cash”).
(c)    Disputed Final Adjustment.
(i)    No later than 30 days following the delivery by Purchaser of the calculation of Actual Working Capital and Actual Cash, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital and Actual Cash. During such 30 day period, the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of Purchaser and the Company Group as well as any relevant work papers as it may reasonably request to enable it to evaluate the calculations of Actual Working Capital and Actual Cash prepared by Purchaser. If the Sellers’ Representative accepts the calculation of Actual Working Capital and Actual Cash determined pursuant to Section 2.5(b), or if the Sellers’ Representative fails within such 30 day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.5(b) shall be the “Final Working Capital” and the calculation of Actual Cash determined pursuant to Section 2.5(b) shall be the “Final Cash” which, in each case, shall be deemed final and conclusive and binding upon all parties in all respects.
(ii)    If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital or Actual Cash, the Sellers’ Representative shall provide written notice to Purchaser no later than 30 days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Working Capital and Actual Cash (the “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes. During the 30 day period following delivery of a Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such 30 day period and until the final determination of Actual Working Capital and/or Actual Cash in accordance with this Section 2.5(c)(ii) or Section 2.5(c)(iii), as the case may be (as so determined, or as

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determined pursuant to Section 2.5(c)(i) above, “Final Working Capital” and “Final Cash,” respectively), the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of the Company Group and Purchaser as it may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital and/or Final Cash shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the disputed items within such 30 day period, then Purchaser and the Sellers’ Representative shall forthwith jointly request that a nationally recognized independent public accounting firm as shall be mutually agreed by the Purchaser and the Sellers’ Representative (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement.
(iii)    The Accounting Arbitrator will under the terms of its engagement have no more than 30 days from the date of referral and no more than ten Business Days from the final submission of information and testimony by Purchaser and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital and/or Actual Cash shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the Final Working Capital and/or the Accounting Arbitrator’s final calculation of Actual Cash shall be deemed the Final Cash. The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.
(d)    Payment following Calculation of Final Working Capital and Final Cash.
(i)    Following the determination of the Final Working Capital and the Final Cash pursuant to Section 2.5(c), the Initial Purchase Price shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital in Section 2.5(a), and the Final Cash for the Estimated Cash in Section 2.5(a) (the “Adjusted Purchase Price”) and if (after taking into account any Upward Closing Working Capital Adjustment or Downward Closing Working Capital Adjustment at the Closing):
(A) the Adjusted Purchase Price is greater than the Initial Purchase Price on the Closing Date (any such excess, the “Surplus Amount”), then (1) the Working Capital Escrow Amount plus the accrued interest thereon (the “Accrued Interest”) shall be released to the Sellers’ Representative (for the benefit of the Sellers pursuant to the Distribution Waterfall) and (2) Purchaser shall pay to the Sellers’ Representative (for the benefit of the Sellers pursuant to the Distribution Waterfall)

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an amount equal to the Surplus Amount minus the Accrued Interest by wire transfer of immediately available funds;
(B) the Initial Purchase Price on the Closing Date is greater than the Adjusted Purchase Price (any such excess, the “Shortfall Amount”), then (1) an amount equal to the Shortfall Amount plus the Accrued Interest on such Shortfall Amount shall be paid to Purchaser from the Working Capital Escrow Fund and then, to the extent the Working Capital Escrow Fund (after taking into account such Accrued Interest) is insufficient for payment of the full amount payable pursuant to this clause (B)(1), from the Indemnity Escrow Fund, and then, to the extent the Indemnity Escrow Fund is insufficient, Purchaser may seek recovery directly from the Sellers, and (2) the funds remaining (if any) in the Working Capital Escrow Fund, after giving effect to clause (B)(1), shall be released to the Sellers’ Representative (for the benefit of the Sellers pursuant to the Distribution Waterfall); and
(C) the Initial Purchase Price on the Closing Date is equal to the Adjusted Purchase Price, then an amount equal to the Working Capital Escrow Amount plus the Accrued Interest shall be released from the Working Capital Escrow Fund to the Sellers’ Representative (for the benefit of the Sellers pursuant to the Distribution Waterfall).
(ii)    All payments pursuant to this Section 2.5(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Sellers’ Representative or Purchaser, as applicable, and all such payments and releases from the Working Capital Escrow Fund, as applicable, shall be made on or prior to the 5th Business Day following: (A) the 30 day period following Purchaser’s delivery of the calculation of the Actual Working Capital and Actual Cash pursuant to Section 2.5(b) if the Sellers’ Representative does not timely dispute either of such amounts pursuant to Section 2.5(c)(i); (B) the date of the Sellers’ Representative’s and Purchaser’s mutual determination of Final Working Capital and Final Cash in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.5(c)(i) and the Sellers’ Representative’s and Purchaser’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.5(c)(ii); and (C) the date of the Accounting Arbitrator’s determination of Final Working Capital and/or Final Cash pursuant to Section 2.5(c)(iii) in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.5(c)(i) and the Sellers’ Representative and Purchaser are unable to resolve their differences pursuant to Section 2.5(c)(ii).

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2.6    Purchase Price Allocation. Within 60 days of the determination of the Adjusted Purchase Price pursuant to Section 2.5(d), Purchaser shall provide Sellers’ Representative with an allocation of the Adjusted Purchase Price paid in respect of Units of the Company and the relevant portion of the liabilities of the Company Group (plus other relevant items) to the assets of the Company Group for all Tax purposes in accordance with the applicable provisions of the Code (the “Purchase Price Allocation”). If within 10 days after the delivery of the Purchase Price Allocation, Sellers’ Representative notifies Purchaser in writing that Sellers’ Representative objects to the allocation set forth in the Purchase Price Allocation, Purchaser, Sellers and Sellers’ Representative shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Purchaser and Sellers’ Representative are unable to resolve such dispute within 20 days, Purchaser and Sellers’ Representative shall engage an Accounting Arbitrator to resolve such dispute. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Arbitrator shall be borne equally by Purchaser and Sellers’ Representative (on behalf of the Sellers). Purchaser, the Company Group, and Sellers shall file all Tax Returns (including amended Tax returns and claims for Tax refunds) and information reports in a manner consistent with the Purchase Price Allocation.
ARTICLE 3
CONDITIONS TO CLOSING

3.1    Conditions to the Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:
(a)    each of the representations and warranties set forth in Article 7 (without giving effect to any limitations as to “materiality” or “material adverse effect” set forth therein) shall be true and correct as if the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby;
(b)    Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;
(c)    no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the transactions contemplated by this Agreement;
(d)    any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(e)    Purchaser and the Escrow Agent shall have duly executed the Escrow Agreement; and

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(f)    on or prior to the Closing Date, Purchaser shall have delivered to the Sellers’ Representative each of the following:
(i)    a certificate from an officer of Purchaser in the form set forth as Exhibit C attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.1(a) and (b) hereof have been satisfied; and
(ii)    certified copies of the resolutions duly adopted by the board of directors (or equivalent governing body) of Purchaser authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby.
Any condition specified in this Section 3.1 may be waived by the Sellers’ Representative on behalf of the Company; provided, however, that no such waiver will be effective against the Company unless it is set forth in a writing executed by the Sellers’ Representative.
3.2    Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:
(a)    (i) each of the representations and warranties set forth in Article 5 and Article 6 (other than the Fundamental Representations) (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein), shall be true and correct as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Fundamental Representations shall be true and correct (except for any de minimis failures of such representations and warranties to be true and correct) as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date);
(b)    each of the Sellers, the Sellers’ Representative and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;
(c)    the Pre-Closing Reorganization shall have been consummated;
(d)    no Material Adverse Effect has occurred between the date hereof and the Closing Date;
(e)    the Company shall have obtained all consents and approvals by Governmental Authorities that are required for the consummation of the transactions contemplated hereby that are set forth on the “Required Consents Schedule”;
(f)    no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the purchase of the transactions contemplated by this Agreement;
(g)    the applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

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(h)    the Sellers’ Representative and the Escrow Agent shall have duly executed the Escrow Agreement;
(i)    each Seller shall have delivered to Purchaser stock or membership interest certificates, as applicable, representing all of the Equity Interests held by such Stockholder, solely to the extent such Equity Interests are certificated, endorsed in blank or accompanied by duly executed assignment documents, or affidavit(s) of loss in lieu thereof;
(j)    each Seller (other than the Vista Seller and the Bregal Seller) shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Seller is not a “foreign person” as defined in Code Section 1445;
(k)    each of the Vista Blocker and the Bregal Blocker shall deliver an affidavit, under penalties of perjury, stating that such entity is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and (ii) a notice addressed to the IRS, signed by such entity that satisfies the requirements of Treasury Regulation Section 1.897- 2(h)(2) to be submitted by Purchaser to the IRS as agent for such entity;
(l)    the Key Employee Arrangements shall be in full force and effect and none of the employees that are party thereto shall have revoked in writing their acceptance of employment with Purchaser or its Affiliates following the Closing;
(m)     the Company will have obtained, and provided to Purchaser, copies of pay-off and termination letters (in each case, in form and substance reasonably satisfactory to Purchaser) to the effect that there will be no outstanding amounts payable in respect of Company Indebtedness upon payment at the Closing of the amounts specified in such pay-off and termination letters, evidence of notice of termination of any deposit account control agreement and Lien releases, in each case, in form and substance reasonably satisfactory to Purchaser. Each of Vista Blocker and Bregal Blocker will have provided to Purchaser evidence that the Company Indebtedness has been fully satisfied. All physical collateral pledged to holders of Company Indebtedness shall have been returned to the Company promptly following the Closing or as otherwise reasonably agreed by Purchaser;
(n)        the Vista Letter Agreement shall have been duly executed and delivered by VEP III and shall be in full force and effect; and
(o)    on or prior to the Closing Date, the following shall have been delivered to Purchaser:
(i)    a certificate from an officer of the Company in the form set forth as Exhibit D attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) hereof have been satisfied;
(ii)    certified copies of the resolutions duly adopted by the Company’s board of managers authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby.

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Any condition specified in this Section 3.2 may be waived by Purchaser; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.
ARTICLE 4
COVENANTS PRIOR TO CLOSING

4.1    Affirmative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, except as expressly provided herein or as required by law, the Company shall, and shall cause its Subsidiaries to:
(a)    conduct the Business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to (i) maintain and preserve intact its present business organization and the goodwill of those having business relationships with it, (ii) pay its Indebtedness when due (subject to extensions), (iii) maintain in effect all of its Governmental Licenses, (iv) keep available the services of its directors, officers and key employees, (v) manage its working capital (including the timing of collection of accounts receivable and the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice, (vi) maintain product or service pricing set or charged by the Company Group to its customers, prospective customers or licensees in the ordinary course of business and consistent with past practice, and (vii) maintain its books and records, insurance policies and the Company Intellectual Property;
(b)    cooperate with Purchaser in Purchaser’s investigation of the Business and its properties, to permit Purchaser and its counsel, financial advisors, auditors and other authorized agents, at the sole cost of Purchaser, to (i) have reasonable access to its and its Subsidiaries’ premises, books and records, during normal business hours and with reasonable prior notice, (ii) be furnished with such financial and operating data and such other information with respect to the Business and operations of the Company Group as Purchaser and its authorized agents may from time to time reasonably request, (iii) visit and visually inspect any of its and its Subsidiaries’ properties during normal business hours and with reasonable prior notice, and (iv) discuss its affairs, finances and accounts with the Company Group’s key employees identified on the “Key Employees Schedule”; provided, however, that Purchaser shall coordinate all contact with any of the key employees through the Company or its designee; provided, further, that notwithstanding anything to the contrary in this Agreement, the Company Group shall not be required to disclose any information if such disclosure would, as determined by the Sellers’ Representative in good faith, (A) result in the waiver of any attorney-client privilege or other legal privilege or (B) contravene any applicable laws. No investigations by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers hereunder.

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4.2    Negative Covenants of the Company Group. Without limiting the generality of Section 4.1(a), from the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, except as set forth on the “Company Negative Covenants Schedule,” as expressly provided herein or as required by law, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    except in the ordinary course of business and consistent with past practice, sell, lease, assign, license, transfer or otherwise dispose of any of its assets or properties or any portion thereof (other than sales of inventory that are in the ordinary course of business consistent with past practice or sales of obsolete assets or assets with no book value and prepayment of Indebtedness using Cash) or any of its Proprietary Rights (other than licenses granted in the ordinary course of business consistent with past practice) or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;
(b)    make, grant or promise any bonus or any material wage or salary increase to, or materially increase benefits payable to, any employee, officer or director, or make, grant or promise any other change in employment terms for any employee, officer or director (including the grant of, or amendment of existing arrangements with respect to, any severance, retention or termination pay), other than (i) routine or annual wage increases for employees with annual base salaries of less than $100,000 and benefit plan adjustments, in each case, in the ordinary course of business consistent with past practice, or (ii) as required by arrangements entered into prior to the date of this Agreement to the extent previously disclosed to Purchaser;
(c)    hire or engage any employees, consultants or contractors or promote or change the titles of any employees of the Company Group (i) with annual base salaries greater than $100,000 or (ii) outside of the ordinary course of business;
(d)    issue, sell or otherwise dispose of any of its securities, securities convertible into equity securities or any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) its equity securities (other than issuances or sales by any Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company);
(e)    create, incur, assume or guarantee any Indebtedness; either (i) having an aggregate principal amount outstanding at any time greater than $250,000, (ii) outside of the ordinary course of business or (iii) in amounts or on terms not consistent with past practices, other than borrowings under the existing revolving credit facility of the Company or any of its Subsidiaries;
(f)    (i) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, any Person or division thereof (other than inventory) or (ii) otherwise acquire or license any assets or properties outside of the ordinary course of business and not consistent with past practice that are material to the Company Group taken as a whole;
(g)    make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

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(h)    make or change any material election relating to Taxes (including, for the avoidance of doubt, any entity classification election), file any material amended Tax Returns, extend statutes of limitation with respect to any taxable year, enter into any “closing agreements” within the meaning of Section 7121 of the Code, change any annual accounting period, or, except in so far as may be required by a change in GAAP, adopt or change any accounting method;
(i)    amend or authorize the amendment of its Organizational Documents;
(j)    authorize capital expenditures, or any obligations or liabilities in respect thereof, in excess of $100,000, in the aggregate;
(k)    enter into any new, or amend any existing, lease, sublease, or other occupancy agreement in respect of real property;
(l)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(m)    institute, settle, or offer to propose to settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any member of the Company Group other than matters involving only the payment with respect to each such matter of $100,000 or less, (ii) any equityholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration proceeding or dispute that relates to the transactions contemplated hereby;
(n)    (i) enter into any agreement or arrangement that, to the Company’s Knowledge, limits or otherwise restricts in any material respect any member of the Company Group that is reasonably expected to, after the Closing Date, limit or restrict in any material respect, any member of the Company Group or Purchaser from engaging or competing in the Business as currently conducted on the date hereof, or (ii) enter into, renew, extend or materially amend or modify any Contract required to be disclosed on the “Contracts Schedule” or otherwise waive, release or assign any material rights, claims or benefits of any member of the Company Group; or
(o)    agree, resolve, or commit, in each case in a legally binding manner, to do any of the foregoing.

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4.3    Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 8, the Company will not (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the equity interests or assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation or share exchange) or (ii) enter into, maintain or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any acquisition of all or substantially all of the equity interests or assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation or share exchange), and the Company shall not enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to acquisition of all or substantially all of the equity interests or assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation or share exchange).
4.4    Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby.
4.5    Regulatory Approval. Without limiting the generality of Section 4.4:
(a)    Subject to the terms and conditions of this Agreement, in connection with the efforts referenced in Section 4.4, each party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to (i) prepare and file as promptly as practical with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), (iii) taking any other action (or otherwise agreeing to do any of the following) with respect to any of its or the Company’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties, or (iv) litigating or participating in the litigation of any action, suit, investigation or proceeding, whether judicial or administrative, brought by any Governmental Authority or other Person in connection with the transactions contemplated hereby (separately or collectively, “Remedial Actions”) if such Remedial Actions would, individually or in the aggregate, cause an adverse impact that is material to the business, financial condition or results of operations of the Company and its Subsidiaries and the Purchaser and its subsidiaries, taken as a whole; provided further, that nothing contained in this Agreement, including in clauses (i), (ii), (iii) and (iv) of the foregoing proviso, shall require Purchaser or its Subsidiaries to divest, license, dispose of or otherwise hold separate (including by establishing a trust or otherwise) (x) businesses, assets or properties of Purchaser or its Subsidiaries or the Company Group accounting for more than two million Dollars ($2,000,000) of revenue of either Purchaser and its Subsidiaries or the Company Group for the 12 months ending June 30, 2014, or (y) source code of Purchaser or

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its Subsidiaries or Company Source Code. The Company and Purchaser agree to, and to cause its Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. All filing fees required under the HSR Act or any other competition or anti-trust related legal or regulatory requirements of foreign jurisdiction, commissions or governing bodies (“Antitrust Law”) shall be paid as provided for in Section 9.4.
(b)     In furtherance and not in limitation of the foregoing, each of Purchaser and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
(c)     Notwithstanding anything in this Agreement to the contrary, (i) to the extent permitted by applicable law and agency practice, Purchaser shall, on behalf of the parties, control and lead all filings, communications, defense, litigation, negotiations and strategy relating to the HSR Act or any other competition law regarding any of the transactions contemplated hereby; provided that Purchaser shall consult with and consider in good faith the comments of the Company in connection with any such filing, communication, defense, litigation, negotiation or strategy and, to the extent reasonably practicable and to the extent permitted by applicable law and agency practice, shall give the Company the opportunity to attend and participate in any meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person relating to the HSR Act or any other competition law regarding any of the transactions contemplated hereby.
4.6    Contact with Customers and Suppliers. Until the Closing Date, Purchaser shall not, and shall cause its representatives not to, contact or communicate with the employees, customers, potential customers, suppliers, distributors or licensors of the Company or the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or the Company’s Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of the Company.

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4.7    Consents. Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Company Group is a party and that such consents may not be obtained. At the Purchaser’s written request prior to the Closing, the Company shall, and shall cause the other members of the Company Group to, cooperate with Purchaser in any reasonable manner in connection with the Purchaser’s obtaining any such consents; provided, that such cooperation shall not include any requirement of the Company Group to expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party. Notwithstanding anything to the contrary contained herein, Purchaser further agrees that no covenant of the Company Stockholders or any member of the Company Group contained herein shall be breached or deemed breached and no condition of Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent under any Contract (in each case other than the consents set forth on or required to be set forth on the “Required Consents Schedule”).
4.8    Pre-Closing Reorganization. The Sellers and the Company Group shall consummate the Pre-Closing Reorganization prior to Closing.
4.9    Affirmative and Negative Covenants of the Blockers. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, except as expressly provided herein or as required by law, each of Vista Blocker and Bregal Blocker (each, a “Blocker”) shall conduct their businesses only in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, from the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, except as set forth on the “Blocker Negative Covenants Schedule,” as expressly provided herein or as required by law, each of the Blockers shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    sell, lease, assign, license, transfer or otherwise dispose of any of its assets or properties or any portion thereof;
(b)    issue, sell or otherwise dispose of any of its securities, securities convertible into equity securities or any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity securities;
(c)    create, incur, assume or guarantee any Indebtedness;
(d)    acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, any Person or division thereof;
(e)    make or change any material election relating to Taxes (including, for the avoidance of doubt, any entity classification election), file any material amended Tax Returns, extend statutes of limitation with respect to any taxable year, enter into any “closing agreements” within the meaning of Section 7121 of the Code, change any annual accounting period, or, except in so far as may be required by a change in GAAP, adopt or change any accounting method;

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(f)    amend or authorize the amendment of its Organizational Documents;
(g)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or
(h)    agree, resolve or commit to do any of the foregoing.
Notwithstanding any provision herein to the contrary, each Blocker may redeem a portion of the Vista Shares or Bregal Shares, as applicable, in exchange for a distribution by such Blocker to such sole stockholder of any excess cash retained by such Blocker.
4.10    Notice of Certain Events. From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, each of Purchaser and the Company shall, to the extent not prohibited by applicable law, promptly disclose to the other parties in writing its actual knowledge (without imputation from others), as evidenced by records, documents or other communications of any Person specified in the Knowledge definition, of:
(a)    any inaccuracy of any representations and warranties contained in this Agreement that could reasonably be expected to cause the conditions set forth in Sections 3.1(a), 3.2(a) and 3.2(d) not to be satisfied;
(b)    any failure by the Purchaser or the Company, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder that could reasonably be expected to cause the conditions set forth in Sections 3.1(b) or 3.2(b) not to be satisfied;
(c)    any written notice received by the Company or Purchaser, as applicable, from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement, or that any compensation or other benefit is due to be paid to such Person on the basis of any transactions contemplated by this Agreement, other than the payments expressly provided for herein;
(d)    any written notice received by the Company or Purchaser, as applicable, from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(e)    any material actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened in writing, against, relating to or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement;
provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving the notice. For the avoidance of doubt, the party asserting any claim with respect to a breach of this Company shall have the burden of proving actual knowledge of such breach in accordance with the standards set forth herein.

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4.11    Tax Amount. Following the date hereof and prior to the Closing, Purchaser and the Sellers’ Representative shall cooperate in good faith to determine the amount of the Tax Amount; provided, that, in the event the Purchaser and Sellers’ Representative are unable to agree on the amount of the Tax Amount, Purchaser and Sellers’ Representative shall engage an Accounting Arbitrator to determine the Tax Amount. The costs, fees and expenses of the Accounting Arbitrator shall be borne equally by Purchaser and Sellers’ Representative (on behalf of the Sellers).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Purchaser as of the date hereof as follows:

5.1    Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on the attached “Entity Organization Schedule,” which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of the Business requires the Company to be so qualified, except to the extent the failure to have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect. The Company has all requisite power and authority to own and operate its material assets and carry on the Business as now conducted. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Company has delivered to Purchaser true and complete copies of its Organizational Documents, and each such Organizational Document is up to date and in full force and effect on the date hereof.
5.2    Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company, the Company’s board of managers or the Sellers is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether

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considered in a proceeding at law or in equity). On or prior to the date of this Agreement, the Company’s board of managers has unanimously determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the Sellers, and adopted written resolutions by a unanimous vote (a) approving this Agreement and (b) declaring this Agreement and the transactions contemplated herein advisable and directing that this Agreement be submitted to the Sellers for their adoption, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Purchaser.
5.3    Equity Interests; Subsidiaries. The attached “Equity Interests Schedule” accurately and completely sets forth all of the authorized and outstanding equity interests of the Company and the name and number of equity securities held by each equityholder thereof. All of the issued and outstanding equity securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are owned of record and beneficially by the equityholders of the Company described on the “Equity Interests Schedule.” Except for this Agreement and as may be set forth on the attached “Equity Interests Schedule,” there are no outstanding options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or any of its Subsidiaries is a party or which is binding upon the Company or any of its Subsidiaries providing for the issuance, disposition or acquisition of any of the equity interests of the Company or any of its Subsidiaries or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom units or similar rights with respect to the Company or any of its Subsidiaries. The attached “Subsidiaries Schedule” sets forth a list of the Company’s Subsidiaries, as well as all of issued and outstanding equity units or other equity interests of each such Subsidiary and the record owner thereof. All of the issued and outstanding units or other equity securities of the Subsidiaries listed in such section are directly or indirectly owned by the Company, free and clear of all Liens, other than Permitted Liens. Each of the Subsidiaries listed in such section are validly existing and in good standing under the laws of their respective jurisdictions of formation as set forth on the “Entity Organization Schedule”, and are qualified to do business as foreign entities in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Each of the Subsidiaries listed in such section has all requisite power and authority necessary to own and operate its material assets and to carry on its businesses as presently conducted. Neither the Company nor any of its Subsidiaries owns any securities or interests in any other Person, except as set on the “Entity Organization Schedule.”

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5.4    Absence of Conflicts. Except as set forth on the attached “Material Restrictions Schedule,” the execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby (including the Pre-Closing Reorganization) will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) the Company’s Organizational Documents, including the Company LLC Agreement, (ii) any Contract required to be set forth on the attached “Contracts Schedule” to which the Company or any of its Subsidiaries is a party or to which any of their properties or assets may be subject, or (iii) any material law applicable to the Company or any of its Subsidiaries or any of their properties or assets, except, in the case of clause (ii), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have, individually or in the aggregate, a Material Adverse Effect; or (b)  require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any material law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law).
5.5    Financial Statements; Undisclosed Liabilities.
(a)    The attached “Financial Statements Schedule” contains the following financial statements (the “Financial Statements”):
(i)    the audited consolidated balance sheets of the Company Group as of December 31, 2013 and December 31, 2012, and the related audited consolidated statements of operations, members’ deficit, and cash flows for the annual periods then ended (the “Audited Financial Statements”); and
(ii)    the unaudited balance sheet of the Company Group as of July 31, 2014 (the “Stub Period Balance Sheet”) and the related unaudited statement of operations, members’ deficit, and cash flows for the seven-month period then ended (the “Interim Financial Statements”).
(iii)    Each of the foregoing Financial Statements (i) is accurate and complete in all material respects and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company Group (taken as a whole) as of the respective dates thereof and throughout the periods covered thereby and (ii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with the Company Group’s past practice.
(b)    To the Company’s Knowledge, the Company has in place systems and processes to (i) provide reasonable assurances regarding the reliability of the Financial Statements, and (ii) in in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements. To the Company’s Knowledge, there have been no instances of fraud by the Company or the Subsidiaries that occurred during the periods covered by the Financial Statements.
(c)    Except as set forth on the “Liabilities Schedule,” there are no liabilities of the Company or any of its Subsidiaries of the type that would be required by GAAP to be set forth on

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the face of a consolidated balance sheet of the Company Group, other than (i) liabilities set forth on the Financial Statements, (ii) liabilities which, individually or in the aggregate, are not material to the Company Group (taken as a whole) and have arisen in the ordinary course of business consistent with past practices since the date of the Stub Period Balance Sheet, (iii) incurred as a result of the transactions contemplated by this Agreement or any other agreement contemplated hereby, (iv) liabilities arising under the executory portion of any Contract disclosed in the Schedules (other than liabilities for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), and (v) liabilities specifically disclosed in the Schedules.
5.6    Absence of Certain Developments. Since the date of the Stub Period Balance Sheet, the Company Group has conducted the Business only in the ordinary course of business consistent with past practice. Except as set forth on the “Developments Schedule,” since the date of the Stub Period Balance Sheet:
(a)    there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be excepted to have, individually or in the aggregate, a Material Adverse Effect;
(b)    no member of the Company Group has suffered any extraordinary casualty loss (whether or not covered by insurance); or
(c)    no member of the Company Group has taken any action that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent, would constitute a breach of Section 4.2.
5.7    Real Property.
(a)    Leased Real Property. The attached “Leased Real Property Schedule” sets forth the address of each Leased Real Property facility of the Company Group. Except as set forth in the attached “Leased Real Property Schedule”, with respect to each of the leases: (i) such lease is legal, valid, binding and enforceable against the Company or one of its Subsidiaries, as applicable, and is in full force and effect and has not been modified, (ii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease, (iii)  no member of the Company Group is in material breach or material default under any such lease, and, to the Company’s Knowledge, no other party is in material breach or material default under any such lease and (iv) to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease. The Company has provided Purchaser true, correct and complete copies of each of the Contracts relating to the Leased Real Property identified on the attached “Leased Real Property Schedule”.
(b)    Real Property Used in the Business. The Leased Real Property identified on the attached “Leased Real Property Schedule” comprises all of the material real property used in the operation of the Business. No member of the Company Group has a fee interest in any real property.

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5.8    Title to Tangible Assets. The Company Group owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the material tangible personal property used in the Business (except as sold or disposed of subsequent to the date hereof in the ordinary course of business consistent with past practice). All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and suitable for the purposes used.
5.9    Contracts and Commitments.
(a)    The “Contracts Schedule” attached hereto lists all of the following written agreements to which any member of the Company Group is a party and which are currently in effect:
(i)    Contracts which involve commitments to make capital expenditures or which provide for the purchase of materials, supplies, goods or services by any member of the Company Group from any one Person under which the undelivered balance of such products or services has a purchase price in excess of $250,000;
(ii)    master agreements, maintenance agreements, license subscription agreements, license agreements, or substantially similar Contracts with any of the Company Group’s top 10 customers for each of (i) fiscal year 2013 (measured by annual recurring revenue, services and license fees) and (ii) the period beginning on January 1, 2014 and ending on the date of the Stub Period Balance Sheet (measured by annual contract value for recurring revenue as of July 31, 2014);
(iii)    Contracts relating to Indebtedness of any member of the Company Group or any guaranty by any member of the Company Group of any obligation in respect of borrowed money;
(iv)    material Contracts with dealers, distributors or sales representatives;
(v)    employment, consulting and non-competition agreements with any employee, officer or consultant whose base annual compensation is equal to or greater than $150,000;
(vi)    all employment-related Contracts pursuant to which payments by any member of the Company Group will be required by reason of the consummation of the transactions contemplated in this Agreement whether alone or in conjunction with a termination of employment;

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(vii)    Contracts pursuant to which any member of the Company Group is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $250,000;
(viii)    any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(ix)    any partnership or joint venture agreement or arrangement;
(x)    any Contract that (i) materially limits the freedom of any member of the Company Group to compete in the Business as currently conducted on the date hereof or which would so limit the freedom of any member of the Company Group after the Closing Date or (ii) contains a “most favored nation” provision; or
(xi)    all agreements of any member of the Company Group with (A) any Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote any outstanding voting securities of any Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Seller or any of its Affiliates or (D) any director or officer of any Seller or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of any such director or officer.
(b)    Except as disclosed on the attached “Contracts Schedule,” (i) no Contract set forth on the attached “Contracts Schedule” has been breached in any material respect or canceled by any member of the Company Group or, to the Company’s Knowledge, the other party, which has not been duly cured or reinstated, (ii) to the Company’s Knowledge, no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by any member of the Company Group under any such Contract, (iii) no member of the Company Group is in receipt of any written claim of default under any such Contract which remains unresolved, and (iv) each Contract listed on the attached “Contracts Schedule” is in full force and effect, and is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, and, to the Company’s Knowledge, is enforceable against the other party thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). True, correct and complete copies of each Contract listed on the attached “Contracts Schedule” have been made available to Purchaser.
5.10    Proprietary Rights.
(a)    Section 5.10(a)(i) of the attached “Proprietary Rights Schedule” contains a complete and accurate list of all patented or registered Proprietary Rights and pending patent applications and other applications for registration of Proprietary Rights, in each case that is included in the Company Owned Intellectual Property (“Registered Proprietary Rights”), with the following true and complete information for each item of Registered Proprietary Rights (to the extent applicable): (A) the jurisdiction in which such item has been issued or registered or, if not issued

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or registered, in which each such application for issuance or registration of has been filed, (B) the application and registration numbers for each such item, and (C) the dates of application and registration for each such item. The Company or another member of the Company Group has duly recorded its ownership of all Registered Proprietary Rights (“IP Registrations”) with the relevant Governmental Authority or authorized registrar and all required filings and fees related to the registration of such IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars. Except as indicated in Section 5.10(a)(ii) of the attached “Proprietary Rights Schedule”, (i) all IP Registrations are valid and otherwise in good standing and, to the Knowledge of the Company, enforceable and (ii) none of such IP Registrations have been adjudged invalid or unenforceable in whole or in part.
(b)    Section 5.10(b)(i) and Section 5.10(b)(ii) of the “Proprietary Rights Schedule” contain, respectively, a complete and accurate list of: (i) all material products and services (other than professional and consulting services) marketed by the Company Group in the three (3) years preceding the date hereof, and (ii) all material products and service offerings (other than professional and consulting services) that are in development as of the date hereof (other than updates or upgrades to existing products) and that the Company Group expects or intends to make available commercially within the next six (6) months (such products described in clauses (i) and (ii), the “Company Products”). The Company has the right to use all software development tools, library functions, or compilers that the Company: (A) uses to create, modify, compile, or support any Company Product, or (B) uses to provide any services provided by the Company.
(c)    Section 5.10(c) of the “Proprietary Rights Schedule” contains a complete and accurate list of all Contracts: (i) under which any member of the Company Group licenses or has acquired a covenant not to sue under, any Company Intellectual Property from a third party (other than non-customized, non-exclusive licenses and related services agreements for commercially available, Software that are generally available on nondiscriminatory pricing terms) that is incorporated in, or forms a part of, any Company Product; (ii) under which the Company has licensed to others the right to use, granted a covenant not to sue under, or agreed to transfer to others, any of the Company Intellectual Property (other than customer or end user agreements entered into in the ordinary course of business); or (iii) which provide for the development by any third party of any Company Owned Intellectual Property, in each case specifying the parties to the agreement, the relevant Intellectual Property or Proprietary Rights and any ongoing royalty payments. The Company has not granted any exclusive license under any Company Intellectual Property owned by any member of the Company Group or any licenses to use any Company Source Code.
(d)    The Company owns, is licensed or otherwise possesses valid and enforceable rights to use all Proprietary Rights necessary to conduct the Business. The Company has valid ownership of all Company Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens). There are no actions that must be taken by any member of the Company Group within 60 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Authority office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Proprietary Rights. All Company Owned Intellectual Property was written and created solely by either: (i) employees of a member of the Company Group acting within the scope of their employment; or (ii) by third parties who have validly and irrevocably, to the extent permitted by law, assigned all of their rights therein to a member of the Company, and no third party will, as of the Closing, own or have any rights to any of the Company Owned Intellectual Property.

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(e)    The Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property and, to the Knowledge of the Company, there have not occurred any unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. Without limiting the foregoing, the Company has obtained a confidentiality and assignment agreement substantially in the Company’s standard form set forth as Section 5.10(e) of the “Proprietary Rights Schedule” from all current Company Personnel.
(f)    None of the Company Group, any Company Products or other operation of the Company’s business is infringing upon, misappropriating, or otherwise violating, in any respect the Intellectual Property Rights of any third party (and has not done so at any time since December 31, 2011). To the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon, misappropriating, or otherwise violating any Company Intellectual Property.
(g)    There are no active Legal Proceedings brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company has not been notified of, any alleged infringement, misappropriation, or other violation by any member of the Company Group or any Company Product of the Intellectual Property Rights of such third party. To the Knowledge of the Company, there is no pending or threatened Legal Proceeding challenging the validity or enforceability of, or contesting the Company Group’s rights with respect to, any of the Company Intellectual Property. No member of the Company Group has received any opinion of counsel related to the foregoing and regarding: (i) any potential allegation of infringement or misappropriation, (ii) the application of any Patent to the Company Products, or (iii) the operation of the Company’s business as presently conducted and as intended to be conducted. No member of the Company Group is subject to any Order that restricts or impairs the use, transfer or licensing of any Company Intellectual Property.
(h)    Except as indicated in Section 5.10(h) of the attached “Proprietary Rights Schedule”), no member of the Company Group is, or as a result of the execution, delivery or performance of this Agreement or the consummation of any transaction contemplated by this Agreement will be, in breach in any material respect of any Contract to which any member of the Company Group is a party relating to the Company Intellectual Property. To the Knowledge of the Company, (i) all Company Intellectual Property shall be available for use by the Purchaser immediately after the Closing on terms and conditions substantially the same as those under which the Company Group used such Company Intellectual Property immediately prior to the Closing, and (ii) no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by any member of the Company Group under any Contract listed in Section 5.10(c) of the attached “Proprietary Rights Schedule. No member of the Company Group is in receipt of any written claim of default under any such Contract, and each Contract listed in Section 5.10(c) of the attached “Proprietary Rights Schedule” is in full force and effect, and is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, and, to the Company’s Knowledge, is enforceable against the other party thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution and delivery of this Agreement and the other agreements referenced herein or required hereby, and the consummation of the transactions contemplated hereby and thereby (the

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“Transactions”), will not result in: (i) the Company granting to any third party any rights or licenses to any Intellectual Property or Proprietary Rights, (ii) the imposition of any Lien on any Company Owned Intellectual Property, or (iii) to the Company’s Knowledge, after the Closing and solely as a result of the consummation of the Transactions, Purchaser or any of its Subsidiaries being required, under the terms of any agreement to which any member of the Company Group is a party, to grant any third party any rights or licenses to any of Purchaser’s or any of its Subsidiaries’ Intellectual Property or Proprietary Rights or to pay any royalties or other amounts in excess of those that would have, in any event, been payable by the Company Group had the Transactions not occurred.
(i)    (i) No member of the Company Group is obligated, nor has any such member otherwise committed, to provide Software or hardware upgrades to any Customer with respect to the Business other than in the ordinary course of business; (ii) there are no known Customer Software or hardware upgrades that are required to be undertaken by Company Group within the twelve (12) months following the date hereof for which the Customer is not obligated to reimburse the Business; and (iii) there are no unbudgeted Software or hardware upgrades planned over the twelve (12) months following the date hereof for internal use within the Business outside the ordinary course of business. Within the prior twelve (12) months, no member of the Company Group has: (i) experienced any material defects in the Software and hardware used in its business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data; (ii) lost any customer data; or (iii) experienced a security breach that has not been fully resolved.
(j)    Except as set forth on Section 5.10(j)(i) of the “Proprietary Rights Schedule”, no Open Source Software is, forms part of, has been used in connection with the development of, is incorporated into or is required to use, or has been distributed with, in whole or in part, any Company Owned Software or Company Product. No member of the Company Group has used any Open Source Software in a manner that results in or would reasonably be expected to result in (i) a requirement or condition that such Company Owned Software or Company Product or any part thereof be (A) disclosed or distributed in Source Code form, (B) licensed for the purpose of making modifications or derivative works, or (C) redistributable at no charge or (ii) any other material limitation, restriction or condition on the right or ability of any member of the Company Group to use or distribute any Company Owned Software or Company Product. With respect to the items required to be scheduled on Section 5.10(j)(i) of the “Proprietary Rights Schedule”: (a) such schedule identifies the applicable Open Source Software, the license agreement governing the use of the Open Source Software, the particular Owned Software and/or Company Product in or with which the Open Source Software is used, the general nature of any modifications to the Open Source Software in the Owned Software and/or Company Products, and whether those modifications were made by the Company or by another Person; and (b) the Company has complied at all times with the terms of all Contracts governing the use or distribution of the Open Source Software. The Company has not received any request from any Person to license, disclose or distribute the source code for any Company Product pursuant to a license governing Open Source Software.
(k)    None of the Company Source Code for the Company Products has been published or disclosed by the Company, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the Knowledge of the Company, by any other Person except as authorized by the Company under a non-disclosure agreement enforceable by the Company. Except as set forth on Section 5.10(k) of the “Proprietary Rights Schedule”, there are no Contracts pursuant

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to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Company Source Code.
(l)    No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Owned Intellectual Property. To the Knowledge of the Company, no Company Personnel who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Company Personnel was also performing services for any member of the Company Group. No member of the Company Group is required to pay any royalty or make any other form of payment to any Governmental Authority to allow the use, licensing, assignment or transfer of any Company Owned Intellectual Property.
(n)    The Company owns, leases or licenses all IT Assets that are necessary to conduct the Business in all material respects in the manner in which the Company Group currently conducts the Business. Except as indicated as Section 5.10(n) of the “Proprietary Rights Schedule”, in the two (2) years prior to the date hereof, there has been no failure or other material substandard performance of any of such IT Assets which has caused any material disruption to the Business. Each member of the Company Groups has taken commercially reasonable steps to provide for the backup and recovery of data and information of the Business and have commercially reasonable disaster recovery plans, procedures and facilities for the Business and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. Each member of the Company Group has taken commercially reasonable actions to protect the integrity and security of the IT Assets used in the Business and the information and data of the Business stored thereon from unauthorized use, access, or modification by third parties. To the Knowledge of the Company, the IT Assets used in the Business: (i) operate and perform in all material respects in accordance with their specifications and documentation and as required for the conduct of the Business in the manner in which the Company Group currently conducts the Business, (ii) are free from material defects, viruses, worms, Trojan horses or similar flaws or harmful programs, (iii) have not been subjected to any material “denial of service” or other such attack, and (iv) have not been the subject of any actual or attempted material intrusion or unauthorized access.

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5.11    Privacy; Data Security.
(a)    The Company has delivered to Purchaser correct and complete copies of all written policies, procedures, and all employee, supplier or third party education and training materials currently maintained by any member of the Company Group with respect to privacy and personal data protection relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom any member of the Company Group has obtained personal data (“Company Privacy Policies”). Each member of the Company Group has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable Laws, Contracts, Company Privacy Policies or any other commitments, obligations or representations concerning privacy and personal data protection relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom any member of the Company Group has obtained personal data (“Company Privacy Obligations”). To the Knowledge of the Company, each member of the Company Group has at all times since the date of formation performed the necessary due diligence in the evaluation and selection of suppliers, service providers or any other third parties with access to or that may receive in the normal course of business personal data relating to any member of the Company Group’s employees, customers, suppliers, service providers, or any other third parties for purposes of determining the adequacy of the supplier’s, service provider’s or any other third party’s capacity to comply with Company Privacy Obligations. To the Knowledge of the Company, no Company Privacy Obligations will, as a result of the consummation of the Transactions, impose any restrictions upon Purchaser’s ability to use, possess, disclose or transfer such personal data in the manner the Company Group has used, possessed, disclosed or transferred such or similar personal data prior to Closing. No member of the Company Group has written notice of any claims or alleged claims that the Company has violated Company Privacy Obligations and there is no Legal Proceeding with respect to any potential violation thereof. The consummation of the Transactions will not violate any past or current Company Privacy Obligation or result in a material change in the use of personal data or otherwise have the effect of altering any past or current Company Privacy Obligation, nor require the Company to provide any notice to, or seek any Consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy. Any Company electronic mail distribution lists have been reviewed and scrubbed prior to the date hereof in order to remove email addresses associated with individuals who have opted out of receiving commercial electronic mail messages.
(b)    The Company has at all times since January 1, 2011 maintained the appropriate administrative, technical and physical controls in order to protect the security of all information in any form which comprises the Company Intellectual Property, Company Source Code, and Confidential Information and the personal data relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company has obtained personal data. The Company has maintained a comprehensive information security program to materially comply with Company Privacy Obligations. The Company has no Knowledge of any occurrence of breach, unauthorized access to or any other material weakness which would otherwise contribute to or permit a breach of or unauthorized access to the Company’s Intellectual Property, Company Source Code, Confidential Information Customer Information or personal data relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company has obtained personal data. The Company has no Knowledge of any material weakness in the Company’s information security program or the Company’s information security controls. The Company has not received from any third party audit firm a notification of a material

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weakness in the Company’s information security program or the Company’s information security controls.
5.12    Governmental Licenses and Permits. The attached “Governmental Licenses Schedule” contains a complete listing of all material Governmental Licenses used by the Company Group in the conduct of the Business. Except as indicated on the attached “Governmental Licenses Schedule,” (i) the Company Group own or possess all right, title and interest in and to all of the material Governmental Licenses that are necessary to own and operate the Business as presently conducted, (ii) such Governmental Licenses are valid and in full force and effect, (iii) the Company Group is in compliance with the material terms and conditions of such material Governmental Licenses and, has not received any written notices that it is in violation of any of the terms or conditions of such material Governmental Licenses and (iv) none of the material Governmental Licenses will be terminated or materially impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
5.13    Litigation; Proceedings. Except as set forth on the attached “Litigation Schedule,” there are no material actions, suits, proceedings, hearings, orders, charges or claims pending or, to the Company’s Knowledge, threatened against or affecting the Company, its Subsidiaries or any of their assets or the Business; and no member of the Company Group is subject to any material currently effective judgment, order or decree of any court or Governmental Authority.
5.14    Compliance with Laws. Except as set forth on the attached “Compliance Schedule,” (i) the Company Group is in compliance in all material respects with all applicable material statutes, laws, ordinances, codes, rules, regulations and requirements of any Governmental Authority, in each case as currently enforced by the applicable Governmental Authority and (ii) no written notice has been received by the Company Group alleging a material violation of or material liability or material potential responsibility under any such law, rule or regulation.
5.15    Employees; Labor Matters.
(a)    Purchaser has been provided with a list of employee and other service providers of the Company, together with such individual’s title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act, annual salary or wage rate, and the most recent annual bonus received.
(b)    Except as set forth on the attached “Employees Schedule,” since January 1, 2013, no member of the Company Group has experienced any union organization attempts, material labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown pending or, to the Company’s Knowledge, threatened against or affecting any member of the Company Group.
(c)    Except as set forth on the attached “Employees Schedule,” no member of the Company Group is a party to any labor or union agreement.
(d)    During the three (3) year period immediately before the Closing Date there have not been any material claims by any Company Personnel relating to their employment with the

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Company, including any material claims for compensation or reinstatement as a consequence of termination of employment. There are no claims of this nature that are pending, threatened or anticipated. To the Company’s Knowledge, there are no facts or circumstances that are reasonably likely to give rise to any material dispute involving any Company Personnel, or any employee organization or union representing any such Company Personnel, and no such dispute is pending, threatened or anticipated.
(e)     Each member of the Company Group: (i) has complied in all material respects with all applicable laws, codes of conduct, Company Group policies, rules and practices respecting employment, employment practices and terms and conditions of employment, and (ii) has withheld and reported all amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to Company Group personnel.
(f)    Each current non-employee Company Personnel is a true contractor and, to the Company’s Knowledge, there are no grounds on which such person could successfully claim to be an employee.
5.16    Employee Benefit Plans.
(a)    Except as set forth on the attached “Employee Benefits Schedule,” with respect to current or former employees of the Company Group, no member of the Company Group maintains, contributes to or has any obligation to contribute to, or, to the Company’s Knowledge, has any liability with respect to any (i) qualified defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”), (ii) ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”) or (iii)  material plan, policy, program or arrangement which provides nonqualified deferred compensation benefits or any other material program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”).
(b)    Except as set forth on the attached “Employee Benefits Schedule,” no member of the Company Group participates in or contributes to or has any liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”).
(c)    No member of the Company Group maintains or has any obligation to contribute to any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post‑retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or other similar laws.
(d)    Any Employee Pension Plan, any Employee Welfare Plans and any Other Plan shall be referred to herein collectively as the “Employee Plans”. True, correct and complete copies of each Employee Plan have been made available to Purchaser.
(e)    There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits in the ordinary course of business) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans and none of the Employee Plans

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are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.
(f)    Except as set forth on the attached “Employee Benefits Schedule”, the Employee Plans have been maintained, funded and administered in all material respects in accordance with their terms and comply in form and in operation in all material respects with applicable law, including the applicable requirements of ERISA and the Code, in each case as currently enforced by the applicable Governmental Authority.
(g)    All contributions, deferrals, premiums and benefit payments under or in connection with the Employee Plans that are required to have been made as of the Closing will have been (or will be) timely made.
(h)    Except as set forth on the attached “Employee Benefits Schedule”, no payments or benefits arising out of any Employee Plan or as a result of the transactions contemplated hereby would reasonably be expected to give rise to payment of any amount that would not be deductible pursuant to Section 280G of the Code (for purposes of determining whether any such Employee Plan would result in the payment of any “excess parachute payment,” no payments or benefits payable pursuant to agreements entered into between Purchaser (or any of its Affiliates) and any “disqualified individual” (within the meaning of Section 280G of the Code) shall be taken into account).
(i)    Except as expressly provided otherwise under this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former employee or other service provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (ii) accelerate the time of payment or vesting or trigger any benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan.

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5.17    Tax Matters. Except as set forth in the attached “Taxes Schedule”:
(a)    The Company Group has timely filed all material Tax Returns required to be filed by it, and all such Tax Returns were true and complete in all material respects. All Taxes shown as payable by the Company Group on such Tax Returns have been paid, or withheld and remitted, to the appropriate Taxing Authority.
(b)    Except as set forth in the attached “Taxes Schedule”:
(i)    no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension continues to be in effect;
(ii)    no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return, which extension continues to be in effect;
(iii)    there is no action, suit, proceeding or audit now in progress or pending against or with respect to any member of the Company Group with respect to any material Tax;
(iv)    no member of the Company Group has been a member of an Affiliated Group (other than a group of which a member of the Company Group is or was the parent);
(v)    no member of the Company Group is a party to or bound by any Tax allocation or Tax Sharing Agreement;
(vi)    each of the members of the Company Group has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party;
(vii)    none of the members of the Company Group has participated or engaged in any transaction that constitutes a “listed transaction” with the meaning of U.S. Treasury regulations Section 1.6011-4(b)(2); and
(viii)    no Person has, for U.S. federal income tax purposes, contributed any assets to, or received any distribution of assets from, the Company or Intermediate other than contributions and distributions of cash (other than the distribution by the Company of 10 Class A Units of Intermediate to Vista AIV on or about September 1, 2012).
(c)    The “Taxes Schedule” contains a list of all jurisdictions (whether foreign or domestic) in which Tax Returns for each of the members of the Company Group have been filed since December 31, 2011. No claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction, which remains unresolved. None of the members of the Company Group has a permanent establishment in a jurisdiction where it does not currently file Tax Returns.
(d)    Each of the Company and, until the occurrence of the transaction described in clause D of the recitals of this Agreement, Intermediate, is, and for its entire existence has been, treated as a partnership for U.S. federal income Tax purposes.

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(e)    Each of the Company’s Subsidiaries other than Intermediate is, and for its entire existence has been, a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-2, and following the transaction described in clause D of the recitals of this Agreement, Intermediate will be a “disregarded entity.”
(f)    The Company has made a valid election under Section 754 of the Code that is effective for the taxable year including the transactions contemplated by this Agreement.
5.18    Brokerage. Except as disclosed on the attached “Brokerage Schedule”, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by any member of the Company Group.
5.19    Affiliate Transactions. Except for (a) advances to employees, officers and directors for expenses incurred in the ordinary course of business consistent with past practice, (b) employment agreements with any employee, officer or consultant of any member of the Company Group, (c) any benefits under any Employee Plan, (d) any inter-company agreements among the Company and/or any of its Subsidiaries and (e) those contracts disclosed on the “Affiliate Transactions Schedule”, no officer, director, stockholder or Affiliate of the Company is a party to any material Contract, commitment or transaction with any member of the Company Group or has any material interest in any material property used by any member of the Company Group.
5.20    Insurance. The attached “Insurance Schedule” sets forth a complete list of each material insurance policy to which any member of the Company Group is a party, a named insured or otherwise the beneficiary of coverage. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and none of the Company nor any of the Company’s Subsidiaries is in material breach or material default with respect to its obligations under such insurance policies (including with respect to payment of premiums).
5.21    Certain Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any third party acting on behalf of any member of the Company Group, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist any member of the Company Group or any third party in obtaining or retaining business for or with, or directing business to, any member of the Company Group. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority

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5.22    Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s Knowledge, any agent, affiliate or representative of any member of the Company Group, is a Person that is, or is owned or controlled by a Person that is (a) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (b) located, organized or resident in a country that is the subject of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).
5.23    Books and Records. The minute books of the Company Group previously provided to Buyer contain materially accurate records of all corporate action taken by the equityholders, the boards of managers and any committees of the boards of managers of the Company Group. On the Closing Date, all of those records will be in the possession of the Company Group. The Company has previously disclosed all of these records to Purchaser.
5.24    Environmental, Health and Safety Matters.
(a)    The Company is in compliance with, and has for the past two (2) years complied with, in all material respects, all Environmental Laws. The Company has not received any notice, report or other information regarding any actual or alleged material violation of, or material liability under, Environmental Laws with respect to its current operations, properties or facilities. The Company has not assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.
(b)    None of the following exists at any property or facility currently or formerly owned or operated by the Company in a manner that would reasonably be expected to give rise to a material liability of the Company under Environmental Laws: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls or lead paint; or (iv) landfills, surface impoundments, or disposal areas.
(c)    The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Materials, or owned or operated any property or facility (and not such property or facility is contaminated by any Hazardous Materials so as to create a “Recognized Environmental Condition” under ASTM 1527-05), in each case so as to give rise to any current or future material liability or material corrective or remedial obligation of the Company under any Environmental Laws.
5.25    Intercompany Accounts. The “Intercompany Accounts Schedule” contains a complete list of all intercompany balances as of the date of the Stub Period Balance Sheet between any Seller (other than amounts payable to, or benefits provided by the Company and its Subsidiaries to, any Seller in respect of such Seller’s employment by the Company and its Subsidiaries) or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Since the date of the Stub Period Balance Sheet there has not been any material accrual of liability by the Company or any of its Subsidiaries to any Seller (other than amounts payable to, or benefits provided by the Company and its Subsidiaries to, any Seller in respect of such Seller’s employment by the Company and its Subsidiaries) or any of its Affiliates or other

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transaction between the Company or any of its Subsidiaries and any Seller or any of its Affiliates, except as provided in the “Intercompany Accounts Schedule.”
5.26    Disclaimer. Except as expressly set forth in this Article 5 and in Article 6, none of the Sellers nor any member of the Company Group makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary set forth herein, (a) none of the Sellers or the Sellers’ Representative makes any representation or warranty set forth in Article 5 (it being understood and agreed that the Company is the only Person making such representations and warranties) and (b) no representation or warranty is made to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company Group or any member thereof, or (ii) except as expressly covered by a representation and warranty contained in this Article 5 and in Article 6, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to any Stockholder or any member of the Company Group. Purchaser hereby acknowledges and agrees to such disclaimer and that, except to the extent specifically set forth in this Article 5 and in Article 6, Purchaser is purchasing the Equity Interests on an “as is, where is” basis.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS,
VISTA BLOCKER AND BREGAL BLOCKER
As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Seller, solely with respect to such Seller and not with regard to any other Seller (provided that (x) the representations and warranties set forth in Section 6.7 and in Section 6.9 to the extent they relate to the Vista Blocker are made solely by the Vista Seller and (y) the representations and warranties set forth in Section 6.8 and in Section 6.9 to the extent they relate to the Bregal Blocker are made solely by the Bregal Seller) hereby represents and warrants to Purchaser, severally and not jointly, as of the date hereof as follows:

6.1    Due Organization, Power and Good Standing. If such Seller is a corporation, limited liability company or partnership, such Seller is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of its state of organization. Such Seller has the corporate or similar power and authority to execute and deliver this Agreement and the other documents contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

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6.2    Authorization of Transactions. Such Seller has full legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party, and to perform its obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Seller is a party have been or will be duly executed and delivered by such Seller and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, constitute, or when executed and delivered will constitute, the valid and binding agreements of such Seller, enforceable in accordance with their terms, except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).
6.3    Absence of Conflicts. Except as would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by such Seller of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby (including the Pre-Closing Reorganization) will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any Organizational Documents of such Seller or (ii) any material Contract to which such Seller is bound or affected; or (b)  require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any material law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law).
6.4    Litigation. There are no actions, suits, proceedings, orders or investigations pending, or to such Seller’s Knowledge, threatened against such Seller, at law or in equity, or before or by any Governmental Authority which would adversely affect such Seller’s performance under this Agreement, the other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.
6.5    Brokerage. Except as disclosed on the attached “Brokerage Schedule”, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by such Seller.
6.6    Ownership. Such Seller holds of record and owns beneficially those Equity Interests set forth opposite such Seller’s name on the “Equity Interests Schedule”, free and clear of any Liens and any other restrictions on transfer (other than such Liens and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the Securities Act and state securities laws). Other than in connection with the Company LLC Agreement or any other Organizational Documents of the Company, Vista Blocker or Bregal Blocker, as applicable, such Seller is not a party to any (a) option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of such Seller’s interest in the Equity Interests or (b) voting trust, proxy or other agreement or understanding with respect to the voting of any of the Equity Interests.

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6.7    Vista Blocker.
(a)    Vista Blocker is (i) a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) qualified to do business as a foreign entity in all of the jurisdictions in which the ownership or properties or the proper conduct of its business requires Vista Blocker to be so qualified, except to the extent the failure to have such power and authority would not have, individually or in the aggregate, a material adverse effect on Vista Blocker.
(b)    The attached “Vista Blocker Capitalization Schedule” accurately sets forth the authorized and outstanding equity securities of Vista Blocker and the number of equity securities held by the Vista Seller. All of the issued and outstanding equity securities of Vista Blocker have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Vista Seller. Except for this Agreement and as may be set forth on the attached “Vista Blocker Capitalization Schedule,” there are no outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Vista Blocker is a party or which is binding upon Vista Blocker providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom units or similar rights with respect to Vista Blocker.
(c)    Except as would not reasonably be expected to have a material adverse effect on the ability of Vista Seller to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Vista Seller of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any Organizational Documents of Vista Blocker or (ii) any material Contract to which Vista Blocker is bound or affected; or (b)  require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law).
(d)    Except for matters related to its formation and to activities as a holding company such as opening and maintaining bank accounts and filing Tax Returns and for matters related to the Pre-Closing Reorganization, Vista Blocker, since the date of its incorporation (i) has not carried on any business or conducted any operations other than acquiring and holding ownership (directly or indirectly) in the Company and its Subsidiaries, (ii) has never owned, leased or used any assets or properties other than the equity interests of Vista AIV held by Vista Blocker and any distributions related to the equity interests of Vista AIV held by Vista Blocker, (iii) has no liabilities (contingent or otherwise) other than those incidental to its acquiring and holding ownership (directly or indirectly) in the Company and its Subsidiaries and (iv) has no employees. Vista Blocker has no Indebtedness outstanding.
(e)    There are no actions, suits, proceedings, orders or investigations pending, or to Vista Blocker’s Knowledge, threatened against Vista Blocker, at law or in equity, or before or by any Governmental Authority.

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(f)    There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Vista Blocker.
6.8    Bregal Blocker.
(a)    Bregal Blocker is (i) a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) qualified to do business as a foreign entity in all of the jurisdictions in which the ownership or properties or the proper conduct of its business requires Bregal Blocker to be so qualified, except to the extent the failure to have such power and authority would not have, individually or in the aggregate, a material adverse effect on Bregal Blocker.
(b)    The attached “Bregal Blocker Capitalization Schedule” accurately sets forth the authorized and outstanding equity securities of Bregal Blocker and the number of equity securities held by the Bregal Seller. All of the issued and outstanding equity securities of Bregal Blocker have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Bregal Seller. Except for this Agreement and as may be set forth on the attached “Bregal Blocker Capitalization Schedule,” there are no outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Bregal Blocker is a party or which is binding upon Bregal Blocker providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom units or similar rights with respect to Bregal Blocker.
(c)    Except as would not reasonably be expected to have a material adverse effect on the ability of Bregal Seller to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Bregal Seller of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any Organizational Documents of Bregal Blocker or (ii) any material Contract to which Bregal Blocker is bound or affected; or (b)  require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust Law).
(d)    Except for matters related to its formation and to activities as a holding company such as opening and maintaining bank accounts and filing Tax Returns and for matters related to the Pre-Closing Reorganization, Bregal Blocker, since the date of its incorporation (i) has not carried on any business or conducted any operations other than acquiring and holding ownership (directly or indirectly) in the Company and its Subsidiaries, (ii) has never owned, leased or used any assets or properties other than the equity interests of the Company held by Bregal Blocker and any distributions related to the equity interests of the Company held by Bregal Blocker, (iii) has no liabilities (contingent or otherwise) other than those incidental to its acquiring and holding ownership (directly or indirectly) in the Company and its Subsidiaries and (iv) has no employees. Bregal Blocker has no Indebtedness outstanding.

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(e)    There are no actions, suits, proceedings, orders or investigations pending, or to Vista Blocker’s Knowledge, threatened against Bregal Blocker, at law or in equity, or before or by any Governmental Authority.
(f)    There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Bregal Blocker.
6.9    Blocker Tax Matters. The following representations and warranties are given by Bregal with respect to the Bregal Blocker and by Vista with respect to the Vista Blocker. Except as set forth in the attached “Blocker Taxes Schedule”:
(a)    The Blocker has timely filed all material Tax Returns required to be filed by it, and all such Tax Returns were true and complete in all material respects. All Taxes shown as payable by the Blocker on such Tax Returns have been paid, or withheld and remitted, to the appropriate Taxing Authority.
(b)
(i)    the Blocker has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension is in effect;
(ii)    the Blocker has not requested or been granted an extension of the time for filing any Tax Return, which extension continues to be in effect;
(iii)    there is no action, suit, proceeding or audit now in progress or pending against the Blocker or with respect to the Blocker with respect to any material Tax;
(iv)    the Blocker has not been a member of an Affiliated Group at any time;
(v)    the Blocker is not a party to or bound by any Tax Sharing Agreement;
(vi)    the Blocker has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party;
(vii)    the Blocker has not participated or engaged in any transaction that constitutes a “listed transaction” with the meaning of U.S. Treasury regulations Section 1.6011-4(b)(2);
(c)        the Blocker (i) was formed solely for the purpose of acquiring Units and (ii) has performed no activities other than activities directly related to its investment in Units.
(d)    The “Blocker Taxes Schedule” contains a list of all jurisdictions (whether foreign or domestic) in which Tax Returns for the Blocker have been filed since December 31, 2011. No claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where any the Blocker does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which remains unresolved. To Bregal Blocker’s Knowledge and Vista Blocker’s Knowledge, no Blocker has a permanent establishment in a jurisdiction where it does not currently file Tax Returns.

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ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER
As an inducement to the Company, the Sellers and the Sellers’ Representative to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants as of the date hereof as follows:

7.1    Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.
7.2    Authorization. The execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Purchaser, or its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser will each constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

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7.3    Absence of Conflicts. Except as set forth on the attached “Purchaser Material Restrictions Schedule” and except as would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby (including the Pre-Closing Reorganization) will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of Purchaser or (ii) to Purchaser’s Knowledge, any material contract to which Purchaser is bound or affected, except, in the case of this clause (ii), as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act or any other Antitrust law).
7.4    Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person (except for any such actions required by any Antitrust Law) is required in connection with the execution, delivery or performance of this Agreement and the other documents contemplated hereby by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby.
7.5    Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any Government Authority which would adversely affect Purchaser’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.
7.6    Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser except as set forth on the attached “Purchaser Brokerage Schedule.”
7.7    Financing. Purchaser has, and will on the Closing Date have, sufficient unrestricted cash on hand and available credit facilities to pay all amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement. Purchaser has no reason to believe that such available cash shall not be available or that the debt shall not be funded, and Purchaser has not made any misrepresentation in connection with obtaining such debt financing. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder.

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ARTICLE 8
TERMINATION

8.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by mutual written consent of Purchaser, on the one hand, and the Sellers’ Representative, on the other hand;
(b)    by Purchaser providing written notice to the Sellers’ Representative if there has been a breach of any of the representations, warranties or covenants by the Company set forth in this Agreement which would result in, or would reasonably be expected to result in, the conditions set forth in Section 3.2(a) or Section 3.2(b) to not be satisfied (but not waived) (so long as Purchaser has provided the Sellers’ Representative with written notice of such breach and the breach has continued without cure for a period of 20 days after the notice of such breach or the earlier occurrence of the Outside Date);
(c)    by the Sellers’ Representative, on behalf of the Company, providing written notice to Purchaser if there has been a breach of any of the representations, warranties or covenants by Purchaser set forth in this Agreement which would result in the conditions set forth in Section 3.1(a) or Section 3.1(b) to not be satisfied (but not waived) (so long as the Company has provided Purchaser with written notice of such breach and the breach has continued without cure for a period of 20 days after the notice of such breach or the earlier occurrence of the Outside Date); or
(d)    by either of Purchaser, on the one hand, or the Sellers’ Representative on behalf of the Company, on the other hand, if the transactions contemplated hereby have not been consummated by December 1, 2014 (the “Outside Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if (i) that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time or (ii) that party has failed to satisfy any conditions set forth in Article 3 hereof that such party was required to satisfy.
8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company or Purchaser (other than pursuant to this Section 8.2, Section 9.3, Section 9.4, Section 9.9 and Article 10 which shall survive any such termination); provided, however, that no party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement.
If the transactions contemplated by this Agreement are terminated as provided in Section 8.1, Purchaser acknowledges and agrees that all documents, copies thereof, and all other materials received from or on behalf of any member of the Company Group relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

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ARTICLE 9
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

9.1    Indemnification.
(a)    Sellers’ Indemnification.
(i)    Subject to the other limitations in this Article 9, from and after the Closing, each Seller (collectively, the “Seller Indemnitors”), severally and not jointly, in proportion to the applicable percentage set forth on the “Applicable Percentage Schedule,” which shall be updated as necessary by the Company prior to the Closing (the “Applicable Percentage”), agrees to indemnify Purchaser and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Purchaser Indemnitees”) in respect of any loss, liability, fine, penalty, deficiency, damage or expense (including reasonable legal expenses and costs) (a “Loss”) which such Purchaser Indemnitee suffers solely as a result of:
(A)    the breach by the Company of any representation or warranty contained in Article 5 hereof;
(B)    the breach by the Company of any covenant or agreement contained in this Agreement required to be performed by the Company prior to Closing;
(C)    any claim by any Seller asserting any right to receive consideration in excess of the consideration received by such Seller pursuant to the Distribution Waterfall or relating to any alleged action or failure to act on its behalf by the Sellers’ Representative;
(D)    failure of the amounts set forth on the “Repaid Indebtedness Schedule” and the “Transaction Expenses Schedule”, each as funded by Purchaser at Closing pursuant to Section 2.4, to be complete, accurate, true and correct in all respects as of immediately prior to the Closing, to the extent such failure results in Purchaser making or being required to make any payment or payments in respect of Equity Interests in excess of the consideration that otherwise would have been payable in respect thereof in accordance with this Agreement had such items been so complete, accurate, true and correct in all respects as of immediately prior to the Closing;
(E)    Covered Taxes of the Company Group;
(F)    failure by the Sellers’ Representative to pay any amounts required to be paid on behalf of the Sellers under this Agreement; and
(G)    the matters described in the Special Indemnity Schedule.

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Any amount payable to any Purchaser Indemnitee by any Seller Indemnitor for indemnification under this Agreement shall be satisfied (i) first, from the Indemnity Escrow Fund, and then (ii) second, directly from such Seller Indemnitor. Notwithstanding the foregoing, to the extent that sufficient funds are available in the Indemnity Escrow Fund to cover the cost of any Losses suffered or incurred by the Purchaser Indemnitees that are indemnifiable pursuant to this Article 9, the Seller Indemnitors shall be jointly and severally liable for such Losses without regard to their Applicable Percentage.
(ii)    Subject to the other limitations in this Article 9, from and after the Closing, each of the Sellers, solely with respect to itself and not as to any other Seller, agrees to indemnify the Purchaser Indemnitees and hold each Purchaser Indemnitee harmless against any Loss which such Purchaser Indemnitee suffers, solely as a result of:
(A)    the breach by such Seller of any representation or warranty made by such Seller contained in Article 6 hereof;
(B)    the breach by such Seller of any covenant or agreement of such Seller contained in this Agreement;
(C)    in the case of the Bregal Seller, Covered Taxes of Bregal Blocker; and
(D)    in the case of the Vista Seller, Covered Taxes of Vista Blocker.
(iii)    For purposes of this Article 9, when determining whether there has been any breach of any representation or warranty that is qualified or limited in scope as to materiality, “Material Adverse Effect” or “material adverse effect” contained therein or with respect thereto, and when determining the amount of Losses suffered as a result of a breach of any representation or warranty that is so qualified or limited, any such representation or warranty shall be deemed to be made or given without such qualification or limitation.
(iv)    Any claims by any Purchaser Indemnitee pursuant to this Article 9 must be made in writing to the Sellers’ Representative (in the case of Section 9.1(a)(i)) or to the applicable Seller Indemnitor (in the case of Section 9.1(a)(ii)) on or before the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such claim shall continue to survive until such matter is resolved. For purposes of this Agreement, the term “Survival Date” shall mean the date that is eighteen (18) months following the Closing Date; provided, that (i) the Survival Date with respect to the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4(a)(i), 5.18, 6.1, 6.2, 6.3(a)(i), 6.5, 6.6, 6.7, and 6.8 (collectively, the “Fundamental Representations”) shall mean the fourth anniversary of the Closing Date, (ii) the Survival Date with respect to the representations and warranties set forth in Sections 5.17 and 6.9 (collectively, the “Tax Representations”) shall mean the date that is the 90th day following the expiration of the statute of limitations applicable to such matters, and (iii) the indemnities set forth in Sections 9.1(a)(i)(B), (C), (D), (E), (F), and (G) and in Sections 9.1(a)(ii)(B), (C) and (D) shall survive until the 90th day following the expiration of the statute of limitations applicable to such matters.

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(v)    The indemnification provided for in Sections 9.1(a)(i) and (ii) above is subject to each of the following limitations:
(A)    Except in the case of a breach of a Fundamental Representation or a Tax Representation or willful fraud, the aggregate amount of all payments made by the Seller Indemnitors in satisfaction of claims for indemnification pursuant to Section 9.1(a)(i)(A) shall not exceed sixteen million Dollars ($16,000,000) (the “General Indemnification Cap”); provided, that in no event (except in the case of willful fraud) will any Seller Indemnitor be liable for any Losses of the Purchaser Indemnitees in an amount in excess of the proceeds actually received by such Seller Indemnitor on account of the sale by such Person of its Equity Interests hereunder.
(B)    None of the Seller Indemnitors shall be liable to indemnify the Purchaser Indemnitees pursuant to Section 9.1(a)(i)(A) (other than for the breach of a Fundamental Representation or a Tax Representation) unless and until such Purchaser Indemnitee has collectively suffered Losses as a result of breaches in excess of eight hundred thousand Dollars ($800,000) in the aggregate (the “Indemnification Basket”) (at which time the Seller Indemnitors shall only be obligated to indemnify the Purchaser Indemnitees for Losses to the extent exceeding the Indemnification Basket); provided that notwithstanding the foregoing, the Seller Indemnitors shall not be liable to indemnify the Purchaser Indemnitees pursuant to Section 9.1(a)(i)(A), unless and until such Purchaser Indemnitee has suffered aggregate Losses arising out of a claim in excess of $10,000 (provided that any claim not exceeding such amount shall not be aggregated to count towards the Indemnification Basket).
(C)    Any indemnification under Section 9.1(a)(i)(A) and 9.1(a)(ii)(A) for Losses in respect of Taxes shall be limited to such Losses incurred with respect to a Pre-Closing Tax Period; provided that the foregoing limitation shall not apply with respect to Losses in respect of Taxes as a result of a breach of a representation contained in Section 5.17(d), (e) or (f).
(b)    [Intentionally Omitted]
(c)    Indemnification Procedures.
(i)    Any indemnified party making a claim for indemnification pursuant to Section 9.1(a) (an “Indemnified Party”) must give the Sellers’ Representative written notice of such claim (which such written notice shall state in reasonable detail the nature and amount of such claim and the provisions of this Agreement upon which such claim for indemnification is made) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that a failure to notify or delay in notifying the Sellers’ Representative will not relieve the indemnifying party (the “Indemnifying Party”) of its obligations pursuant to Section 9.1(a), except to the

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extent that the Indemnifying Party is materially prejudiced as a result thereof. The Indemnified Party shall keep the Indemnifying Party apprised of any significant developments relating to any Proceeding or other claims for indemnification.
(ii)    With respect to the defense of any Proceeding by a third party against or involving an Indemnified Party for which indemnification is provided in which the third party seeks only the recovery of a sum of money that, together with the other pending claims, is less than the then-remaining amount of the Indemnity Escrow Fund, at its option the Indemnifying Party may assume the defense of such Proceeding provided, that, prior to assuming control of such defense, the Indemnifying Party must acknowledge in writing that the Indemnifying Party would have an indemnification obligation for any Losses resulting from such claim as provided under this Article 9. If the Indemnifying Party shall assume the defense of such Proceeding, (A) the Indemnifying Party shall not, in the defense of such Proceeding, consent to entry of any judgment (other than a judgment of dismissal against the third party claimant on the merits without costs) except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) and (B) the Indemnified Party, with counsel of its choice shall be able to participate in the defense of any such Proceeding. The fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel if representation of both the Indemnified Party and the Indemnifying Party by the same counsel would create an actual conflict of interest. In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in the defense of claims or litigation, including by making employees, information, and documentation reasonably available.
(iii)    If the Indemnifying Party shall not assume the defense of a Proceeding pursuant to Section 9.1(c)(i), the Indemnified Party may defend against such Proceeding in such manner as it reasonably deems appropriate; provided, that (x) the Indemnified Party shall, to the extent permitted by law, permit the Indemnifying Party to review any material communication given to it by, and consult with the Indemnifying Party in advance of any meeting or conference with, the claimant in such Proceeding or any Governmental Authority in connection with such Proceeding and (y) if the Indemnified Party settles such Proceeding without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delayed), then the amount of such settlement shall not be dispositive of Losses payable pursuant to this Article 9.
(iv)    Notwithstanding the foregoing, the provisions of Section 9.8(c)(ii), and not this Section 9.1(c), shall control with respect to all Proceedings with respect to Taxes.
(d)    Net Recovery; Mitigation. The amount of any Loss shall be net of any amounts recovered by the Indemnified Party or its Affiliates under insurance policies, indemnities, reimbursement arrangements, or contracts (including with respect to any breaches thereof) with respect to such Loss, offset by the net present value of any resulting premium increases. The amount of any Loss claimed by any Indemnified Party hereunder shall be reduced to the extent of any net Tax savings or benefits actually realized by any Indemnified Party or its Affiliates in the taxable year that includes or precedes the taxable period in which payment is due in respect of such Loss, pursuant to this Article 9, that is attributable to any deduction, loss, credit or other Tax benefit, resulting from or arising out of such Loss. An Indemnified Party shall be deemed to have “actually

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realized” a net Tax saving or benefit to the extent that, and at such time as, the amount of Taxes paid by such Indemnified Party is reduced below the amount of Taxes that such Person would have been required to pay but for the Tax benefit. In computing the amount of any such net Tax saving benefit, an Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment in respect of the Loss for which indemnification is provided under this Section 9.1. Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement. Notwithstanding anything to the contrary contained in this Agreement, the Seller Indemnitors shall have no liability under this Agreement with respect to any matter to the extent the expense, loss or liability comprising the Loss (or a part thereof) with respect to such matter (i) has been taken into account in the determination of Final Working Capital or Final Cash or (ii) arises out of changes after the Closing Date in applicable laws, rules or regulations or interpretations applicable thereto. The Indemnified Party shall, and shall cause its Affiliates to, take all commercially reasonable steps to mitigate any Loss upon becoming aware of any claim as to which indemnification may be sought pursuant to this Section 9.1; provided, that nothing set forth in this Section 9.1(d) shall require any Indemnified Party to pursue payments from any applicable insurance policies (after making the initial claim under such policies) or recovery from third parties.
(e)    Recoupment under the Escrow Agreement; Release of the Indemnity Escrow Fund. From and after the Closing (but subject to the provisions of this Article 9, including, without limitation, the provisions of Section 9.1(a)(iv)), any indemnification to which a Purchaser Indemnitee is entitled under Section 9.1(a)(i)(A) as a result of any Loss (other than any Loss in respect of a breach of a Fundamental Representation or a Tax Representation after the date that is eighteen (18) months following the Closing Date (the “General Survival Date”)) shall be satisfied solely and exclusively by recouping all of such Loss from the Indemnity Escrow Fund by such Purchaser Indemnitee in accordance with the terms of the Escrow Agreement. On the General Survival Date, Purchaser and the Sellers’ Representative shall direct the Escrow Agent to release to the Sellers’ Representative (on behalf of the Sellers) the then-remaining amount of the Indemnity Escrow Fund less the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification.
(f)    Payments. Any payment pursuant to a claim for indemnification shall be made not later than 30 days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 9.1(c) or is a dispute, claim or controversy which is the subject of an unresolved arbitration proceeding pursuant to Section 9.9, in which case payment shall be made not later than 30 days after the amount of the claim is finally determined or any such dispute is resolved.
(g)    Exclusive Remedy. Each of the Parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Section 9.1 shall be the exclusive remedy of the Purchaser Indemnitees with respect to the transactions contemplated by this Agreement (including, without limitation, with respect to any environmental, health or safety matters and matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws) (except for claims of willful fraud and disputes under Section 2.5, which disputes under Section 2.5 will be resolved in accordance with the dispute resolution mechanism set forth in Section 2.5). After the Closing Date, no party may seek the rescission of the transactions contemplated by this Agreement.

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(h)    Subrogation. After any indemnification payment is made pursuant to this Article 9, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.
9.2    Mutual Assistance. Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the parties hereto, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.
9.3    Press Release and Announcements; Confidentiality.
(a)    The initial press release(s) regarding the transactions contemplated by this Agreement shall be jointly approved prior to the execution of this Agreement. From and after the date hereof and prior to the Closing, the parties hereto will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or regulation, in which case the party making such disclosure will first provide to the other party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made. Sellers’ Representative and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). Purchaser acknowledges that, following the Closing or the termination of this Agreement pursuant to Article 8, that certain letter agreement by and between Purchaser and the Company, dated as of June 19, 2014 (the “Confidentiality Agreement”) shall remain in full force and effect pursuant to its terms.
(b)    Vista Equity Partners and its affiliated investment funds (“Vista”) have provided, and may continue to provide after the date hereof (but no later than the Closing Date), the Company and certain of the Company’s and its Subsidiaries’ executives and certain other employees with access to Vista’s Standard Operating Procedures (“VSOPs”) (e.g., training materials labelled “VSOP” or otherwise labelled Vista confidential information that is provided through WatchDox or Huddle or at Vista sponsored conferences) and certain other Confidential Information of Vista (the “Vista Confidential Information”). Purchaser agrees on behalf of itself and its Affiliates that (i) the VSOPs and the other Vista Confidential Information are valuable, confidential and proprietary information and constitute trade secrets of Vista and the VSOPs and the other Confidential

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Information relating to Vista remain the exclusive property of Vista, (ii) the VSOPs and the other Vista Confidential Information must not be used or disclosed in any manner by Purchaser or any of its Affiliates, (iii) the terms under which the VSOPs and the other Vista Confidential Information were provided to the Company’s and its Subsidiaries’ executives and certain other employees (the “Permitted Recipients”) do not permit access to the VSOPs or other Vista Confidential Information by any person or entity other than such Permitted Recipients, (iv) none of Purchaser, its Affiliates or their respective directors, managers, officers, employees or agents shall request access to the VSOPs or other Vista Confidential Information and (v) Purchaser and its Affiliates shall have no rights in the VSOPs or other Vista Confidential Information. For the avoidance of doubt, (1) Vista and Purchaser acknowledge and agree that certain information that may otherwise be part of the VSOPs or Vista Confidential Information may be retained in the unaided memory of any individual, and (2) the failure of the Company and its Subsidiaries, or any of their executives or employees, to have access to the VSOPs shall not disrupt or adversely affect the business of the Company Group.
9.4    Expenses. Except as otherwise set forth in this Agreement or the Escrow Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided, however, that Purchaser and the Sellers (taken together) shall each be responsible for one-half of all filing fees under the HSR Act and any other Antitrust Law (with the one-half of such fees for which the Sellers are responsible constituting Transaction Expenses hereunder) and all costs associated with obtaining any third party consents in connection with the transactions contemplated by this Agreement.

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9.5    Further Assurances. Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby.
9.6    Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by Purchaser on the one hand, and Sellers on the other hand. All Transfer Taxes shall be paid, and related filings shall be made, by the Person required to do so under applicable law, subject to the prompt reimbursement consistent with this Section 9.6 and with Section 9.8(e).
9.7    Directors and Officers Indemnification and Insurance.
(a) From and after the Closing, Purchaser agrees that it shall cause the Company Group to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable law, the indemnification agreements set forth on the attached “Indemnification Agreements Schedule” (the “Indemnification Agreements”) and its respective articles of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable law). For a period of six years after the Closing, Purchaser shall not, and shall not permit any member of the Company Group to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Indemnification Agreements or in any member of the Company Group’s articles of incorporation, bylaws or other organizational documents relating to the exculpation or indemnification of any officers or directors, it being the intent of the parties hereto that the officers and directors of any member of the Company Group on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law.
(b) At or prior to the Closing, the Company shall purchase for any Person who is on the date hereof or who becomes prior to the Closing Date, an officer or director of any member of the Company Group (each such Person, a “D&O Beneficiary”) a 6-year “tail” officers’ and directors’ liability insurance coverage (“D&O Insurance”) that is reasonably acceptable to the Sellers’ Representative with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, (a) the fact that such D&O Beneficiary is or was a director or officer of any member of the Company Group at any time prior to the Closing Date or is or was serving at the request of any member of the Company Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date or (b) this Agreement or any of the transactions

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contemplated hereby or thereby in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date. The provisions of this Section 9.7 are intended to be for the benefit of, and shall be enforceable by, each such D&O Beneficiary and are in addition to, and not in substitution for, any other rights to contribution that any such person may have by contract or otherwise.
9.8    Tax Matters.
(a)    Tax Returns.
(i)    Sellers’ Representative shall (a) prepare and file or cause to be prepared and filed all Tax Returns for the Company Group that are required to be filed on or before the Closing Date and (b) prepare or cause to be prepared all Tax Returns that relate solely to a Pre-Closing Tax Period that are required to be filed after the Closing Date, in each case, in a manner consistent with the past practices of the Company Group, unless otherwise required by applicable law. No later than 30 days prior to the due date for filing any Tax Return described in clause (b) of this paragraph, such Tax Return shall be submitted to Purchaser for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed). No later than 5 Business Days prior to the due date for filing each such Tax Return described in clause (b) of this paragraph, Sellers’ Representative (on behalf of Sellers) and Purchaser shall jointly instruct the Escrow Agent to release to Purchaser from the Indemnity Escrow Fund an amount equal to any Taxes payable with respect to such Tax Return to the extent that any Taxes are shown as due and payable on any such Tax Return were not included in determining Final Working Capital. Purchaser shall timely file, or cause to be timely filed, each such Tax Return described in clause (b) of this paragraph and shall timely pay, or cause to be timely paid, any Taxes payable with respect to each such Tax Return.
(ii)    Vista Seller, in the case of Vista Blocker, and Bregal Seller, in the case of Bregal Blocker, shall (a) prepare and file or cause to be prepared and filed all Tax Returns for Vista Blocker and Bregal Blocker, as applicable, that are required to be filed on or before the Closing Date and (b) prepare or cause to be prepared all Tax Returns that relate solely to a Pre-Closing Tax Period that are required to be filed after the Closing Date, in each case, in a manner consistent with the past practices of the Vista Blocker and Bregal Blocker, as applicable, unless otherwise required by applicable law. No later than 30 days prior to the due date for filing any Tax Return described in clause (b) of this paragraph, such Tax Return shall be submitted to Purchaser for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed). No later than 5 Business Days prior to the due date for filing each such Tax Return described in clause (b) of this paragraph, Sellers’ Representative (on behalf of Sellers) and Purchaser shall jointly instruct the Escrow Agent to release to Purchaser from the Indemnity Escrow Fund an amount equal to any Taxes payable with respect to such Tax Return to the extent that any Taxes are shown as due and payable on any such and Purchaser shall timely file, or cause to be timely filed, each such Tax Return described in clause (b) of this paragraph and shall timely pay, or cause to be timely paid, any Taxes payable with respect to each such Tax Return.
(iii)    Purchaser shall prepare or cause to be prepared and file or cause to be filed, in a manner consistent with past practices, all Tax Returns for the Vista Blocker, the Bregal

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Blocker and the Company Group which are due after the Closing Date for any Straddle Period. No later than 30 days prior to the due date for filing any such Tax Return (taking into account extensions), Purchaser shall submit such Tax Return to the Sellers’ Representative, Vista Seller or Bregal Seller, as applicable, for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed). Purchaser shall consider in good faith any revisions as are reasonably requested by the Sellers’ Representative, Vista Seller or Bregal Seller, as applicable.
(b)    Amendment of Tax Returns. Purchaser and its Affiliates (including on or after the Closing Date, the Vista Blocker, the Bregal Blocker and the Company Group) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of the Vista Blocker, the Bregal Blocker or any member of the Company Group for any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends prior to the Closing Date) without the prior written consent of the Sellers’ Representative.
(c)    Cooperation; Procedures Relating to Tax Claims.
(i)    Subject to the other provisions of this Section 9.8, Purchaser and the Sellers’ Representative, Vista Seller or Bregal Seller, shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.
(ii)    Purchaser agrees to give written notice to Sellers’ Representative, with respect to the Company Group, and to the Vista Seller or Bregal Seller with respect to the Vista Blocker or Bregal Blocker, respectively, of the receipt of any written inquiries, audits, examinations or proposed adjustments by any Taxing Authority with respect to Taxes and Tax Returns relating to a Pre-Closing Tax Period or Straddle Period (a “Tax Matter”) within ten days of the receipt of such notice; provided, that the failure to give such notice shall not affect the indemnification obligations provided under Section 9.1 except to the extent the indemnifying party has been materially prejudiced as a result of such failure. Furthermore, the Sellers’ Representative, Vista Seller or Bregal Seller, as applicable, shall have the right to elect to control the contest or resolution of any Tax Matter that relates solely to a Pre-Closing Tax Period and for which Purchaser, the Company Group, Vista Blocker and Seller Blocker, as applicable, either has no liability or is entitled to indemnification under Section 9.1 from any Taxes under dispute in such Tax Matter. The Purchaser shall have the right to participate in any such Tax Matter (at its own expense) and the Person controlling such Tax Matter shall keep Purchaser reasonably informed of the status of such Tax Matter (including providing Purchaser with copies of all written correspondence regarding such Tax Matter),

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and the Person controlling any such Tax Matter shall not settle any such proceedings without the written consent, not to be unreasonably withheld, of Purchaser. If the Sellers’ Representative, Vista Seller or Bregal Seller, as applicable, elects not to control any such Tax Matter or is not entitled to control such Tax Matter under this Section 9.8(c)(ii), then Purchaser shall control such Tax Matter, provided, that (x) the Sellers’ Representative, Vista Seller or Bregal Seller, as applicable, shall have the right to participate in any such Tax Matter (at its own expense), (y) Purchaser shall keep the Sellers’ Representative, Vista Seller or Bregal Seller, as applicable, reasonably informed of the status of such Tax Matter (including by providing copies of all written correspondence regarding such Tax Matter), and (z) Purchaser shall not settle any such proceedings without the written consent, not to be unreasonably withheld, of the Sellers’ Representative Vista Seller or Bregal Seller, as applicable. For the avoidance of doubt, the provisions of this Section 9.8(c)(ii) shall govern the audit of any Tax Return for, or any other matter related to (including a breach of representations and warranties related to Taxes), any taxable period ending on or prior to the Closing Date and for any Straddle Period.
(d)    Tax Allocation; Straddle Period. To the extent permitted under applicable law and to the extent necessary to cause such effect, each party hereto agrees to, and agrees to cause its Affiliates to, elect for all Tax purposes to end on the Closing Date (at the end of the Closing Date) all taxable periods of the Vista Blocker, the Bregal Blocker and each member of the Company Group beginning on or before the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Vista Blocker, the Bregal Blocker or the Company Group that are allocable to a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Closing Date (it being understood, for avoidance of doubt, that (i) any item of income, gain, loss or deduction attributable to amounts accrued by the Company and/or its Subsidiaries on or before the Closing Date and (ii) any item of income, gain, loss or deduction resulting directly from or directly attributable to the transactions contemplated hereunder and available under applicable law, shall in each case be deemed to occur in the Pre-Closing Tax Period). For the foregoing purpose, (x) the taxable period of the Company and any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time and (y) no election for ratable allocation will be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) or Section 706 of the Code (or any similar provision of state, local, or foreign Tax law). The amount of other Taxes of the Vista Blocker, the Bregal Blocker or the Company Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period.
(e)    Taxes payable in respect of a Straddle Period (“Straddle Period Taxes”) and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided hereunder and by applicable law. In the event that a party pays any Straddle Period Tax or Transfer Tax that is to be borne by another party (the “non-paying party”) pursuant to this Agreement, the paying party shall be entitled to reimbursement from the non-paying party for the amount of such Straddle Period Taxes or Transfer Taxes that are to be borne by such non-paying party in accordance with this Agreement. In the event that any Straddle Period Taxes are paid by Bregal Blocker, to the extent such Straddle Period Taxes are allocated to the Pre-Closing Tax Period pursuant to Section 9.8(d), Bregal Seller shall be the non-paying party and reimbursement for

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amounts paid with respect to such Taxes shall be satisfied first from the Indemnity Escrow Fund, and second directly from Bregal Seller; and in the event that any Straddle Period Taxes are paid by Vista Blocker, to the extent such Straddle Period Taxes are allocated to the Pre-Closing Tax Period pursuant to Section 9.8(d), Vista Seller shall be the non-paying party and reimbursement for amounts paid with respect to such Taxes shall be satisfied first from the Indemnity Escrow Fund, and second directly from Vista Seller. In the event that any Straddle Period Taxes or Transfer Taxes are paid by the Company Group, to the extent such Straddle Period Taxes are allocated to the Pre-Closing Tax Period pursuant to Section 9.8(d) or such Transfer Taxes are allocated to the Sellers pursuant to Section 9.6, the Sellers’ Representative shall be the non-paying party and reimbursement for amounts paid with respect to such Taxes shall be satisfied from the Indemnity Escrow Fund. Upon payment of any such Straddle Period Taxes or Transfer Taxes to the applicable Taxing Authority, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 30 days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate of 8.00% for each day until paid. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification under Section 9.1 with respect to Straddle Period Taxes or Transfer Taxes that have been reimbursed pursuant to this Section 9.8(e).
(f)    Tax Refunds. Any refunds of Taxes with respect to any Pre-Closing Tax Period that are received by Purchaser, Bregal Blocker, Vista Blocker or the Company Group after the Closing Date, (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Sellers, and Purchaser shall pay over to Sellers’ Representative for the benefit of the Sellers any such Pre-Closing Tax Refund within fifteen (15) days after receipt thereof; provided, that (i) to the extent any such Pre-Closing Tax Refunds are received with respect to Bregal Blocker, such Pre-Closing Tax Refunds shall be for the account of Bregal Seller; and (ii) to the extent any such Pre-Closing Tax Refunds are received with respect to Vista Blocker, then such Pre-Closing Tax Refunds shall be for the account of Vista Seller.  Purchaser shall reasonably cooperate with Sellers’ Representative in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, it being understood that (A) Purchaser shall not, and shall cause each of Bregal Blocker, Vista Blocker and the Company Group not to waive any carryback of net operating loss or other Tax attribute of any member of Bregal Blocker, Vista Blocker or the Company Group generated or otherwise attributable to a Pre-Closing Tax Period if such waiver would reduce the amount due to the Sellers pursuant to this Section 9.8(f), (B) Purchaser, Bregal Blocker, Vista Blocker and the Company Group will carryback any net operating losses for any Pre-Closing Tax Period to prior taxable periods as allowable by applicable law and shall claim Tax refunds as a result of such carryback (including through the filing of amended Tax Returns), (C) any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities, (D) Purchaser, Bregal Blocker, Vista Blocker and the Company Group shall reasonably cooperate with Sellers in timely preparing and filing Tax Returns (including amendments of prior Tax Returns and claims for refunds, including claims for refunds on IRS Forms 1139 and/or 4466) for any Pre-Closing Tax Period and for any Straddle Period, and (E) apportionment of any Pre-Closing Tax Refund to the portion of a Straddle Period ending on and including the Closing Date shall be determined in accordance with Section 9.8(d).

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(g)    Tax Elections. No party hereto nor any Affiliate thereof shall make an election under Sections 336 or 338 of the Code or any similar provision of foreign, state or local law in respect of the transactions contemplated by this Agreement.
(h)    Intermediary Transaction Tax Shelter. The Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).
(i)    Purchase Price Adjustment. Any payments under this Agreement shall be treated by all parties as adjustments to the Adjusted Purchase Price to the extent permitted by applicable law.

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9.9    Disputes; Arbitration Procedure.
(a)    Except for any dispute, claim or controversy pursuant to Section 2.5, Section 2.6 or Section 4.11, each of the parties hereto agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.
(b)    Except for any dispute, claim or controversy pursuant to Section 2.5, Section 2.6 or Section 4.11, any dispute, claim or controversy that cannot be resolved by the parties hereto through good faith negotiations within 30 days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 9.9 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators mutually agreeable to the parties. If the parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of New York. The arbitration will be conducted in the English language in New York, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.
(c)    Nothing contained in this Section 9.9 shall prevent any party hereto from resorting to judicial process if solely injunctive or equitable relief from a court is necessary to prevent injury to such party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party hereto to assert any claim or defense. The prevailing party in the final, non-appealable determination of any dispute, claim or controversy brought in arbitration, court or other judicial process in accordance with this Agreement shall be reimbursed fully and promptly by the non-prevailing party for all attorneys’ fees, court costs and other reasonable costs and expenses incurred by such prevailing party in connection with the resolution of such dispute, claim or controversy.
9.10    Release. Effective as of the Closing, each Seller, on behalf of itself and its Affiliates (provided that with respect to the Bregal Seller, such Affiliates shall be limited to the Affiliates of Bregal Sagemount I, L.P.), in its capacity as a holder of Equity Interests, hereby unconditionally and irrevocably and forever releases and discharges each member of the Company Group and their respective Affiliates and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity, including, without limitation, any management and consulting fees payable to such Seller that are accrued but unpaid following the Closing (collectively, the respective “Released Claims”) that such Seller ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or

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thing whatsoever, in each case arising from, relating to, or resulting from such Seller’s ownership of Equity Interests. Each Seller, on behalf of itself and its Affiliates, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Seller, on behalf of itself and its Affiliates, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Seller, on behalf of itself and its Affiliates, acknowledges that the Company will be relying on the waiver and release provided in this Section 9.10 in connection with entering into this Agreement. Notwithstanding anything to the contrary set forth herein, no Seller releases, discharges, or waives, and nothing herein shall operate to release, discharge, or waive, any (i) rights or claims of such Seller under or for breach of the terms of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby, (ii) claims for accrued and unpaid compensation or benefits accrued by such Seller in connection with such Seller’s status as a present or former director, officer, employee or consultant of the Company Group (other than in connection with such Seller’s ownership of MIUs), and (iii) any rights to indemnification, advancement of expenses or exculpation existing in favor of any Seller under Section 9.7 in connection with such Seller’s status as a present or former director, officer, employee, fiduciary and agent of the Company Group.
9.11    Sellers’ Representative. The Sellers’ Representative is hereby approved by the Sellers (and is to be approved pursuant to the Letter of Transmittal) to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative. Effective as of the Closing, each of the Sellers hereby irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney‑in‑fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (a) to consummate the transactions contemplated herein, (b) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to such Seller and each other Seller, (d) to execute and deliver any certificates representing the Company Group’s equity interests and execution of such further instruments as Purchaser shall reasonably request, (e) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (f) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (g) to negotiate, settle, compromise and otherwise handle any claims made against the Working Capital Escrow Amount and the Indemnity Escrow Amount made by any indemnified party pursuant this Agreement hereof and (h) to do each and every act and exercise any and all rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement. Each of the Sellers shall agree to reimburse the Sellers’ Representative for any fees and expenses incurred by the Sellers’ Representative in its capacity as agent, proxy or attorney in fact of the Sellers in connection with this Agreement or the transactions contemplated herein. At the Closing, the Purchaser shall deliver to the Sellers’ Representative an amount equal to $1,000,000 (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Any balance of the Sellers’ Representative Expense Fund not incurred for such purposes shall be returned to the Sellers on a pro rata basis as soon as reasonably practicable after payment of the Sellers’ Representative the amount due to it from the Sellers’ Representative Expense Fund. A decision, act, consent or instruction of the Sellers’ Representative hereunder shall constitute a decision, act, consent or instruction of all Sellers and shall be final, binding and

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conclusive upon each of such Sellers, and all Indemnified Parties may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller. All Indemnified Parties shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.
9.12    Disclosure Schedules. Each disclosure schedule delivered pursuant to this Agreement (each a “Schedule”, and collectively, the “Schedules”) shall be in writing and shall qualify this Agreement. The Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except to the extent expressly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company nor shall such information constitute an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to the Company Group or constitutes a Material Adverse Effect. Any fact or item that is disclosed in any Schedule in a way as to make its relevance or applicability to information called for by any other Schedule reasonably apparent shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted on certain Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Schedules. Where the terms of a contract or other item have been summarized or described in the Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information provided in the Schedules is being provided solely for the purpose of making disclosures to Purchaser under this Agreement. In disclosing this information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
9.13    Retention of Books and Records. Purchaser shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Sellers’ Representative or its representatives at the Sellers’ Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

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9.14    Restricted Activities. During the Restricted Period, no Seller that is an individual (which, for the avoidance of doubt, shall not include any Sellers that are entities) (each, a “Restricted Seller”) will, directly or indirectly, for any reason, for its own benefit or for the benefit of or together with any other Person:
(a)    solicit or conspire with, or attempt to solicit or conspire with, any employee, manager, director or advisor of Purchaser or its Affiliates to terminate that Person’s engagement or relationship with Purchaser or its Affiliates;
(b)    solicit or attempt to solicit, any of the Clients or Suppliers of Purchaser or its Affiliates (as defined below) with whom such Restricted Seller has had material contact during the one year prior to the Closing Date to terminate their business relationship with Purchaser or its Affiliates (as used herein, “Clients” and “Suppliers” shall be defined as any Person that has been an active client/customer or supplier of the Company Group or a targeted prospective client/customer or supplier of the Company Group or its Affiliates during the one year prior to the Closing Date);
(c)    divert or attempt to divert any or all of such Customers’ or Suppliers’ business from Purchaser or its Affiliates in violation of any unfair competition laws or other applicable laws; or
(d)    be engaged as an executive officer, limited liability entity manager or director or in any other managerial or sales capacity or as an owner, co-owner, or other investor of or in, or lender to, whether as an employee, independent contractor, consultant or advisor, or sales representative or distributor of any kind, in any Restricted Business anywhere in the Restricted Area, with the parties acknowledging that Purchaser and its Affiliates are actively engaged in such business throughout and beyond all parts of the Restricted Territory; provided, however, the foregoing prohibition on ownership shall not apply to ownership of investments in: (A) a Person that is a large organization whose business is highly diversified if the Restricted Business is not a primary part of its business; or (B) any Person that is listed on a recognised stock exchange so long as such Restricted Seller, together with such Restricted Seller’s Affiliates, collectively own less than 3% of the total outstanding equity interests of such Person
9.15    280G Shareholder Vote. Before the Closing Date, the Company will use commercially reasonable efforts (to the extent the requisite waivers described below are obtained) to seek the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code as to whether any “disqualified individual” (as defined in Section 280G of the Code), who in the absence of such shareholder approval would receive payments (including any accelerated vesting, payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result from the consummation of the transactions contemplated by this Agreement) in connection with the transactions contemplated by this Agreement that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, has a right to receive such payments, with such shareholder vote to be obtained in a manner that satisfies all applicable requirements of applicable state Law and of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (the “280G Shareholder Vote”); provided, however, that to the extent that any contract, agreement, or plan is entered into by Purchaser, the Company Group or any of their Affiliates and a “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement before the Closing Date, the Purchaser shall provide

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a copy of such contract, agreement or plan to the Company and the Stockholders’ Representative at least five (5) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code. In connection therewith, the Company shall take commercially reasonable efforts to obtain and deliver to Purchaser, prior to the initiation of the 280G Shareholder Vote, a parachute payment waiver agreement (a “280G Waiver”) from each person who the Company reasonably believes is a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the Treasury Regulations promulgated thereunder), as determined immediately prior to the 280G Shareholder Vote, and who might otherwise have, receive or have the right or entitlement to receive any payments or benefits from the consummation of the transactions contemplated by this Agreement that would be subject to treatment as parachute payments within the meaning of Section 280G of the Code. Drafts of all materials produced by the Company in connection with the 280G Shareholder Vote shall be provided to Purchaser reasonably in advance for Purchaser’s review and comment, which comment and any requested changes the Company shall consider in good faith and not unreasonably omit.
ARTICLE 10
MISCELLANEOUS

10.1    Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Sellers’ Representative (on behalf of the Company) and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.
10.2    Notices. All notices, demands and other communications to be given or delivered to Purchaser, the Company, or the Sellers’ Representative under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one day after being sent by reputable overnight courier or when transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified by the applicable party in writing):
If to the Sellers’ Representative or prior to the Closing, to the Company, then to:
VFF I AIV I, L.P.
c/o Vista Equity Partners
401 Congress Avenue, Suite 3100
Austin, Texas 78701
Attention: Alan Cline
Facsimile: (512) 730-2453

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with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Attention: David A. Breach, P.C.
Facsimile: (415) 439‑1500
If to Purchaser, or after the Closing, to the Company, then to:
Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, SC 29492
Attention: Jon W. Olson, Vice-President and General Counsel
Facsimile: (843) 216-3676
with a copy, which shall not constitute notice, to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention: Martin A. Wellington
Email: martin.wellington@davispolk.com
10.3    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers’ Representative and any attempted assignment without such prior written consent shall be void.
10.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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10.5    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified or unless the context otherwise requires. The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided, that any such amendments omitted from any Schedule, to the extent material, shall not be deemed disclosed for purposes of the satisfaction of the conditions set forth in Section 3.2 or Article 9. Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
10.6    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
10.7    No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (including as set forth in Section 9.7 above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group.
10.8    Complete Agreement. This Agreement, including the Schedules, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
10.9    Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

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10.10    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party’s agreement to arbitrate) as described in Section 9.9, to the extent permitted by law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state court sitting in the State of New York or United States federal court sitting in New York, New York, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.
10.11    Attorney-Client Privilege and Conflict Waiver. Kirkland & Ellis LLP has represented the Company, its Subsidiaries, certain of the Sellers and the Sellers’ Representative. All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the parties agree Purchaser shall not, and shall not cause any member of the Company Group to, seek to have Kirkland & Ellis LLP disqualified from representing the Sellers’ Representative, the Sellers and their respective Affiliates, and each of the foregoing’s respective officers, directors, employees, shareholders, equityholders, agents and representatives (collectively, the “Seller Parties”) in connection with any dispute that may arise between the Sellers’ Representative, the Seller Parties or their respective Affiliates and the Purchaser or the Company in connection with this Agreement or the transactions contemplated hereby and (b) in connection with any such dispute that may arise between the Sellers’ Representative, the Seller Parties or their respective Affiliates and the Purchaser or the Company, the Sellers’ Representative (and not the Purchaser or the Company) will have the right to decide whether or not to waive the attorney client privilege that may apply to any communications between the Company, any of its Subsidiaries and Kirkland & Ellis LLP that occurred before the Closing.
10.12    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
10.13    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Purchaser, the Company, the Sellers or the Sellers’ Representative as applicable, in accordance with their specific terms or were otherwise breached by Purchaser, the Company, the Sellers or the Sellers’ Representative, as applicable. It is accordingly agreed that the parties shall be entitled

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to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any of Purchaser, the Company, the Sellers or the Sellers’ Representative, as applicable, and to enforce specifically the terms and provisions hereof against Purchaser, the Company, the Sellers or the Sellers’ Representative, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.
* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.
COMPANY:

MICROEDGE HOLDINGS, LLC

By: _/s/ Kristin Nimsger_________________
Name: Kristin Nimsger
Title: Chief Executive Officer

VISTA AIV:

VFF I AIV I, L.P.

By:    Vista Foundation Fund I GP, LLC
Its:    General Partner

By:    VEFIIGP, LLC
Its:    Senior Managing Member

By: _/s/ Robert F. Smith___________________
Name:    Robert F. Smith
Title:    Managing Member

SELLERS’ REPRESENTATIVE:

VFF I AIV I, L.P.

By:    Vista Foundation Fund I GP, LLC
Its:    General Partner

By:    VEFIIGP, LLC
Its:    Senior Managing Member

By: _/s/ Robert F. Smith___________________
Name:    Robert F. Smith
Title:    Managing Member

[Signature Page to Purchase Agreement]

VISTA SELLER:

VFF I AIV I-A, L.P.

By:    Vista Foundation Fund I GP, LLC
Its:    General Partner

By:    VEFIIGP, LLC
Its:    Senior Managing Member

By: _/s/ Robert F. Smith___________________
Name:    Robert F. Smith
Title:    Managing Member

BREGAL SELLER:

BREGAL SAGEMOUNT I, L.P.

For and on behalf of Bregal Sagemount I, L.P., acting by its General Partner Bregal North America General Partner Jersey Limited

By: _/s/ Paul Andrew Bradshaw____________
Name: Mr. Paul Andrew Bradshaw
Title:    Director

By: _/s/ John Hammill ____________
Name: John Hammill
Title:    Director

{Signature Page to Purchase Agreement}

MIU HOLDERS:

_/s/ Scott Adkins___________________________
SCOTT ADKINS

_/s/_Rachel Arnold__________________________
RACHEL ARNOLD

_/s/ Todd Laddusaw ________________________
TODD LADDUSAW

_/s/ Joel Martins _______________________
JOEL MARTINS

_/s/ Preston Mckenzie _______________________
PRESTON MCKENZIE

_/s/ Benny Melumad ____________________
BENNY MELUMAD

_/s/ Phil Montgomery _______________________
PHIL MONTGOMERY

_/s/ Kristin Nimsger ________________________
KRISTIN NIMSGER

_/s/ Charles Vanek _________________________
CHARLES VANEK

{Signature Page to Purchase Agreement}

PURCHASER:

BLACKBAUD, INC.

By: _/s/ Michael P. Gianoni __________
Name: Michael P. Gianoni
Title:    President and Chief Executive Officer

{Signature Page to Purchase Agreement}